UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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The TJX Companies, Inc.
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770 Cochituate Road
Framingham, Massachusetts 01701

April 28, 2011

Dear Stockholder:

We cordially invite you to attend our 2011 Annual Meeting on Tuesday, June 14, 2011, at 11:00 a.m. (local time), to be held at our offices, 770 Cochituate Road, Framingham, Massachusetts. Please enter through the Northeast Entrance.

The proxy statement accompanying this letter describes the business we will consider at the meeting. Your vote is important regardless of the number of shares you own. Please read the proxy statement and vote your shares. Instructions for Internet and telephone voting are attached to your proxy card. If you prefer, you can vote by mail by completing and signing your proxy card and returning it in the enclosed envelope.

We hope that you will be able to join us on June 14th.

Sincerely,

Bernard Cammarata Chairman of the Board	Carol Meyrowitz Chief Executive Officer

Printed on Recycled Paper

The TJX Companies, Inc.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 14, 2011

The Annual Meeting of Stockholders of The TJX Companies, Inc. will be held at our offices, 770 Cochituate Road, Framingham, Massachusetts, on Tuesday, June 14, 2011, at 11:00 a.m. (local time) to vote on:

•	Election of directors.

•	Ratification of appointment of independent registered public accounting firm.

•	An advisory vote on executive compensation (the “say-on-pay vote”).

•	An advisory vote on the frequency of the say-on-pay vote in the future.

•	Any other business properly brought before the meeting.

Stockholders of record at the close of business on April 18, 2011 are entitled to notice of, and entitled to vote at, the Annual Meeting and any adjournments or postponements thereof.

To attend the Annual Meeting, you must demonstrate that you were a TJX stockholder as of the close of business on April 18, 2011, or hold a valid proxy for the Annual Meeting from such a stockholder. If you are not a stockholder of record but hold shares through a broker, trustee or nominee, you will need to bring proof of your beneficial ownership as of April 18, 2011, such as a brokerage account statement showing your ownership on that date or similar evidence of such ownership. All stockholders will need to have their photographs taken and receive visitor badges for building security. Please allow additional time for these procedures.

By Order of the Board of Directors

Ann McCauley
Secretary

Framingham, Massachusetts
April 28, 2011

PLEASE VOTE ON THE INTERNET, BY TELEPHONE OR BY MAIL

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
PROPOSAL 1 ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
PROPOSAL 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL 3 ADVISORY VOTE ON EXECUTIVE COMPENSATION
PROPOSAL 4 ADVISORY VOTE ON FREQUENCY OF EXECUTIVE COMPENSATION ADVISORY VOTES
VOTING REQUIREMENTS AND PROXIES
STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
OTHER MATTERS
DIRECTIONS TO TJX CORPORATE HEADQUARTERS

The TJX Companies, Inc.

ANNUAL MEETING OF STOCKHOLDERS

June 14, 2011

PROXY STATEMENT

The Board of Directors of The TJX Companies, Inc., or TJX, is soliciting your proxy for the 2011 Annual Meeting. A majority of the shares outstanding and entitled to vote at the meeting is required for a quorum for the meeting.

You may vote on the Internet, using the procedures and instructions described on the proxy card and other enclosures. You may vote by telephone using the toll-free telephone number on the proxy card. Both Internet and telephone voting provide easy-to-follow instructions and have procedures designed to authenticate your identity and permit you to confirm that your voting instructions are accurately reflected. Street name holders may vote by Internet or telephone if their banks or brokers make those methods available, in which case the banks or brokers will enclose the instructions with the proxy statement. All stockholders may vote by signing and returning the enclosed proxy card.

You may revoke your proxy at any time before it is voted by voting later by telephone or Internet, returning a later-dated proxy card, or delivering a written revocation to the Secretary of TJX.

Stockholders of record at the close of business on April 18, 2011 are entitled to vote at the meeting. Each of the 387,304,668 shares of common stock outstanding on the record date is entitled to one vote.

This proxy statement, the proxy card and the Annual Report to Stockholders for our fiscal year ended January 29, 2011 (fiscal 2011) are being first mailed to stockholders on or about the date of the notice of meeting. Our address is 770 Cochituate Road, Framingham, Massachusetts 01701.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting To Be Held on June 14, 2011: This proxy statement and Annual Report and Form 10-K for fiscal 2011 are available at http://bnymellon.mobular.net/bnymellon/tjx.

PROPOSAL 1

ELECTION OF DIRECTORS

We seek nominees with established strong professional reputations, sophistication and experience in the retail and consumer industries. We also seek nominees with experience in substantive areas that are important to our business such as international operations; marketing and brand management; sales, buying and distribution; accounting, finance and capital structure; strategic planning and leadership of complex organizations; human resources and development practices; and strategy and innovation. Our nominees hold or have held senior executive positions in large, complex organizations or in businesses related to important substantive areas, and in these positions have also gained experience in core management skills and substantive areas relevant to our business. Our nominees also have experience serving on boards of directors and board committees of other public companies, and each of our nominees has an understanding of corporate governance practices and trends. In addition, all of our nominees have prior service on our Board, which has provided them with significant exposure to both our business and the industry in which we compete. We believe that all our nominees possess the professional and personal qualifications necessary for board service, and we have highlighted particularly noteworthy attributes for each director in the individual biographies below.

The individuals listed below have been nominated and are standing for election at this year’s Annual Meeting. If elected, they will hold office until our 2012 Annual Meeting of Stockholders and until their successors are duly elected and qualified. All of our current directors were elected to the Board by stockholders.

Your Board of Directors unanimously recommends that you vote FOR the election of each of the nominees as director.

José B. Alvarez, 47
Director since 2007

Mr. Alvarez has been a member of the faculty of the Harvard Business School since 2009. From August 2008 through December 2008, Mr. Alvarez was the Global Executive Vice President for Business Development for Ahold, a global supermarket retail company. From 2001 to August 2008, he held various executive positions with Stop & Shop/Giant-Landover, Ahold’s U.S. subsidiary, including President and Chief Executive Officer of Stop & Shop/Giant-Landover from 2006 to 2008 and Executive Vice President, Supply Chain and Logistics from 2004 to 2006. Previously, he served in executive positions at Shaw’s Supermarkets, Inc. and began his career at the Jewel Food Stores subsidiary of American Stores Company in 1990. Mr. Alvarez is also a director of United Rentals, Inc. Mr. Alvarez’s long career in retail has given him broad experience in large retail chain management, including store management, supply chain, logistics, distribution and strategy.

Alan M. Bennett, 60
Director since 2007

Mr. Bennett has been the Chief Executive Officer of H&R Block Inc., a tax services provider since July 2010 and was previously Interim Chief Executive Officer from November 2007 through August 2008. He was Senior Vice President and Chief Financial Officer and a Member of the Office of the Chairman of Aetna, Inc., a diversified healthcare benefits company, from 2001 to 2007, and previously held other senior financial management positions at Aetna after joining in 1995. Mr. Bennett held various senior management roles in finance and sales/marketing at Pirelli Armstrong Tire Corporation, formerly Armstrong Rubber Company, from 1981 to 1995 and began his career with Ernst & Ernst (now Ernst & Young LLP). Mr. Bennett is also a director of Halliburton Company and H&R Block Inc. and was a director of Bausch & Lomb, Inc. from 2004 to 2007. Mr. Bennett’s senior leadership roles in two significant financial businesses provide him with executive experience in managing very large businesses and change management as well as financial expertise including financial management, taxes, accounting, controls, finance and financial reporting.

Bernard Cammarata, 71
Director since 1989

Mr. Cammarata has been Chairman of the Board of TJX since 1999. Mr. Cammarata served as Acting Chief Executive Officer of TJX from September 2005 to January 2007. He also led TJX and its former TJX subsidiary and T.J. Maxx Division from the organization of the business in 1976 until 2000, including serving as Chief Executive Officer and President of TJX, Chairman and President of TJX’s T.J. Maxx Division and Chairman of The Marmaxx Group. As the founder of TJX, Mr. Cammarata has participated in the leadership of TJX’s successful strategy and development from the beginning to its current position as the world’s largest off-price retailer and offers deep expertise in all aspects of TJX’s business, including management, operations, marketing, buying, distribution and financial matters.

David T. Ching, 58
Director since 2007

Mr. Ching has been Senior Vice President and Chief Information Officer for Safeway Inc., a food and drug retailer, since 1994. Previously, Mr. Ching was the General Manager for British American Consulting Group, a software and consulting firm focusing on the distribution and retail industry. He also worked for Lucky Stores Inc., a subsidiary of American Stores Company from 1979 to 1993, including serving as the Senior Vice President of Information Systems. Mr. Ching was a director of Petco Animal Supplies, Inc. from 2005 to 2007. Mr. Ching’s strong technological experience and related management positions in the retail industry provide Mr. Ching expertise including information systems, information security and controls, technology implementation and operation, reporting and distribution in the retail industry.

Michael F. Hines, 55
Director since 2007

Mr. Hines served as Executive Vice President and Chief Financial Officer of Dick’s Sporting Goods, Inc., a sporting goods retailer, from 1995 to 2007. From 1990 to 1995, he held management positions with Staples, Inc., an office products retailer, most recently as Vice President, Finance. Mr. Hines spent 12 years in public accounting, the last eight years with the accounting firm Deloitte & Touche LLP. Mr. Hines is also a director of GNC Holdings, Inc. and was a director of The Yankee Candle Company, Inc. from 2003 to 2007. Mr. Hines’ experience as a financial executive and certified public accountant provides him with expertise in the retail industry including accounting, controls, financial reporting, tax, finance, risk management and financial management.

Amy B. Lane, 58
Director since 2005

Ms. Lane was a Managing Director and Group Leader of the Global Retailing Investment Banking Group at Merrill Lynch & Co., Inc., from 1997 until her retirement in 2002. Ms. Lane previously served as a Managing Director at Salomon Brothers, Inc., where she founded and led the retail industry investment banking unit. Ms. Lane was also a director of Borders Group, Inc. from 1995 to 1999 and from 2001 to 2009. Ms. Lane’s experience as the leader of two investment banking practices covering the global retailing industry has given her substantial experience with financial services, capital markets, finance and accounting, capital structure, acquisitions and divestitures in that industry as well as management, leadership and strategy.

Carol Meyrowitz, 57
Director since 2006

Ms. Meyrowitz has been Chief Executive Officer of TJX since January 2007, a director since September 2006 and was President from October 2005 to January 2011. She served as Senior Executive Vice President of TJX from 2004 until January 2005, Executive Vice President of TJX from 2001 to 2004 and President of The Marmaxx Group from 2001 to January 2005. From January 2005 until October 2005, she was employed in an advisory role for TJX and consulted for Berkshire Partners LLC, a private equity firm. From

1987 to 2001, she held various senior management positions with The Marmaxx Group and with Chadwick’s of Boston and Hit or Miss, former divisions of TJX. Ms. Meyrowitz is also a director of Amscan Holdings, Inc. and Staples, Inc. and was a director of The Yankee Candle Company, Inc. from 2004 to 2007. As Chief Executive Officer of the Company, and through the many other positions Ms. Meyrowitz has held with TJX since joining in 1987, Ms. Meyrowitz has a deep understanding of TJX and broad experience in all aspects of off-price retail, including innovation, strategy, buying, distribution, marketing, real estate, finance and accounting, and international operations.

John F. O’Brien, 68
Director since 1996

Mr. O’Brien is the retired Chief Executive Officer and President of Allmerica Financial Corporation (now The Hanover Insurance Group, Inc.), an insurance and diversified financial services company, holding those positions from 1995 to 2002. Mr. O’Brien previously held executive positions at Fidelity Investments, an asset management firm, including Group Managing Director of FMR Corporation, Chairman of Institutional Services Company and Chairman of Brokerage Services, Inc. Mr. O’Brien serves as our Lead Director. Mr. O’Brien is also non-executive Chairman and a director of Cabot Corporation, a director of LKQ Corporation and a director of a family of 35 registered investment companies managed by BlackRock, Inc., an investment management advisory firm. Mr. O’Brien has substantial executive experience with two financial services businesses, giving him expertise including general management and oversight with respect to strategy, financial planning, insurance, operations, finance and capital structure.

Willow B. Shire, 63
Director since 1995

Ms. Shire has been an executive consultant with Orchard Consulting Group since 1994, specializing in leadership development and strategic problem solving. Previously, she was Chairperson for the Computer Systems Public Policy Project within the National Academy of Science. She also held various positions at Digital Equipment Corporation, a computer hardware manufacturer, for 18 years, including Vice President and Officer, Health Industries Business Unit. Ms. Shire was a director of Vitesse Semiconductor Corporation from 2007 to 2009. Through her consulting experience and prior business experience, Ms. Shire brings expertise in leadership development, talent assessment, change management, human resources and development practices, cultural assessment and strategic problem solving.

CORPORATE GOVERNANCE

Board Independence.  Our Corporate Governance Principles provide that at least two-thirds of the members of our Board will be independent directors. The Board evaluates any relationships of each director and nominee with TJX and makes an affirmative determination whether or not each director and nominee is independent. To assist it in making its independence determination, the Board has adopted categorical standards, which are available on our website at www.tjx.com.

As part of the Board’s annual review of director independence, the Board considered the recommendation of our Corporate Governance Committee and reviewed any transactions and relationships between each non-management director or any member of his or her immediate family and TJX. The purpose of this review was to determine whether there were any such relationships or transactions and if so, whether they were inconsistent with a determination that the director was independent. As a result of this review, our Board unanimously determined that nine directors of our 11-member Board (81.8%) are independent, with the independent directors being José B. Alvarez, Alan M. Bennett, David A. Brandon, David T. Ching, Michael F. Hines, Amy B. Lane, John F. O’Brien, Willow B. Shire and Fletcher H. Wiley. Each of these directors met our categorical standards of independence. Bernard Cammarata, as Chairman, and Carol Meyrowitz, as Chief Executive Officer, are employees of TJX. Mr. Brandon and Mr. Wiley are not standing for re-election at the Annual Meeting.

Integrity has been a core tenet of TJX since its inception. We seek to perform with the highest standards of ethical conduct and in compliance with all laws and regulations that relate to our businesses. We have Corporate Governance Principles, a Code of Conduct for our associates, a Code of Ethics for TJX Executives, written charters for our Board committees and a Code of Business Conduct and Ethics for Directors. The current versions of these documents and other items relating to our governance can be found at www.tjx.com.

Board’s Role in Risk Oversight.  It is management’s responsibility to manage risk and bring to the Board’s attention risks that are material to TJX. The Board has oversight responsibility for the systems established to report and monitor the most significant risks applicable to TJX. The Board administers its risk oversight role directly and through its committee structure and the committees’ regular reports to the Board at Board meetings. The Board reviews strategic, financial and execution risks and exposures associated with the annual plan and multi-year plans, major litigation and other matters that may present material risk to the Company’s operations, plans, prospects or reputation, acquisitions and divestitures and senior management succession planning. The Audit Committee reviews risks associated with financial and accounting matters, including financial reporting, accounting, disclosure, internal controls over financial reporting, ethics and compliance programs, compliance with orders and data security. The Executive Compensation Committee reviews risks related to executive compensation and the design of compensation programs, plans and arrangements. The Corporate Governance Committee deals with risks related to performance evaluations and management succession (as discussed later in this section). The Finance Committee is responsible for risks related to financing, investment, capital structure, liquidity, and investment performance, asset allocation strategies and funding of our benefit plans.

Board Expertise and Diversity.  We seek to have a Board that represents diversity as to experience, gender and ethnicity/race, but we do not have a formal policy with respect to diversity. We also seek a Board that reflects a range of talents, ages, skills, viewpoints, professional experience, educational background and expertise to provide sound and prudent guidance with respect to our operations and interests. All of our directors are financially literate, and two members of our Audit Committee are audit committee financial experts.

Board Annual Performance Reviews.  We have a comprehensive review process for evaluating the performance of our Board and our directors. Our Corporate Governance Committee oversees the annual performance evaluation of the entire Board, our Chairman, our Lead Director, each of our committees and its chair, and each of our individual directors.

Board Nominees.  The Corporate Governance Committee recommends to the Board individuals as director nominees who, in the opinion of the Corporate Governance Committee, have high personal and professional integrity, who have demonstrated ability, perspective and judgment and who will be effective, in conjunction with the other nominees to and members of the Board, in collectively serving the long-term best interests of our stockholders. In evaluating the suitability of individual Board nominees, the Corporate Governance Committee takes into account many factors, including general understanding of disciplines relevant to the success of a large publicly traded company in today’s business environment, understanding of our business and industry, professional background and leadership experience, experience on the boards of other large publicly traded companies, personal accomplishment, independence and geographic, gender, age, ethnic and racial diversity. The Corporate Governance Committee evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best perpetuate the success of our business and represent stockholder interests through the exercise of sound judgment using its diversity of experience. In addition, the Corporate Governance Committee considers, in light of our business, each director nominee’s experience, qualifications, attributes and skills that are identified in the biographical information contained under “Election of Directors.”

The Corporate Governance Committee’s process for identifying and evaluating candidates, including candidates recommended by stockholders, includes actively seeking to identify qualified individuals by various means which may include reviewing lists of possible candidates, such as chief executive officers of public companies or leaders of finance or other industries, considering proposals from sources, such as the Board of Directors, management, employees, stockholders and industry contacts, and engaging an outside search firm.

The Corporate Governance Committee has adopted a policy with respect to submission by stockholders of candidates for director nominees which is available on our website at www.tjx.com. Any stockholder may submit in writing one candidate for consideration for each stockholder meeting at which directors are to be elected by not later than the 120th calendar day before the first anniversary of the date that we released our proxy statement to stockholders in connection with the previous year’s annual meeting. Recommendations should be sent to the Secretary of TJX, c/o Office of the Secretary of The TJX Companies, Inc., 770 Cochituate Road, Framingham, Massachusetts 01701. A recommendation must include specified information about, and consents and agreements of, the candidate. The Corporate Governance Committee evaluates candidates for the position of director recommended by stockholders or others in the same manner. The Corporate Governance Committee will determine whether to interview any candidates and may seek additional information about candidates from third-party sources.

Majority Voting.  Our by-laws provide for the election of directors in an uncontested election by a majority of the shares properly cast at the meeting. Our Corporate Governance Principles, available at www.tjx.com, require any nominee for director to provide an irrevocable contingent resignation, effective only if such director fails to receive the requisite majority vote in an uncontested election, and the Board accepts such resignation. Our Corporate Governance Principles provide procedures for the consideration of such resignation by the Board. Within 90 days of the date of the annual meeting of stockholders, the Board, with the recommendation of the Corporate Governance Committee, will act upon such resignation. In making its decision, the Board will consider the best interests of TJX and its stockholders, and take what it deems to be appropriate action. Such action may include accepting or rejecting the resignation or taking further measures to address those concerns that were the basis for the underlying stockholder vote.

Board Leadership Structure.  Our Board annually elects a Chairman of the Board of Directors. The Board has chosen to separate the roles of Chairman and Chief Executive Officer. Because our current Chairman, Bernard Cammarata, is not an independent director, consistent with our Corporate Governance Principles, our independent directors have elected a Lead Director, John F. O’Brien. In this role, among other duties, Mr. O’Brien meets at least quarterly with Carol Meyrowitz, our Chief Executive Officer, and with senior officers as necessary, attends regular management business review meetings, schedules meetings of the independent directors, presides at meetings of the Board at which the Chairman is not present, including meetings of the independent directors, serves as a liaison between the independent directors and the Chairman and Company management, approves meeting schedules and agendas, attends the meetings of each Board committee and undertakes other responsibilities designated by the independent directors. The Board believes that the separate roles of Mr. Cammarata, Ms. Meyrowitz and Mr. O’Brien are in the best interests of TJX and its stockholders. Mr. Cammarata has wide-ranging, in-depth knowledge of our business arising from his many years of service to TJX and, as a result, provides effective leadership for the Board and support for Ms. Meyrowitz and other management. The structure permits Ms. Meyrowitz to devote her attention to leading TJX and focus on its business strategy. Mr. O’Brien provides independence in TJX’s Board leadership as provided in the Corporate Governance Principles through his review and approval of meeting agendas, his participation in management business review meetings and his leadership of the independent directors.

Attendance.  During fiscal 2011, our Board met ten times. Each director attended at least 75% of all meetings of the Board and committees of which he or she was a member. At each regularly scheduled Board meeting, the independent directors met separately. It is our policy that all nominees and directors standing for re-election are expected to attend the annual meeting of stockholders. All nominees and directors who stood for re-election attended the 2010 Annual Meeting.

Board Committees.  The Board of Directors has five standing committees: Audit, Corporate Governance, Executive, Executive Compensation and Finance. Each committee’s charter is available on our website at www.tjx.com.

All members of the Audit, Corporate Governance, Finance and Executive Compensation Committees are independent directors. While each committee has designated responsibilities, the committees act on behalf of the entire Board. The committees regularly report on their activities to the entire Board.

The table below provides information about these committees during fiscal 2011:

			Corporate			Executive
Name	Audit		Governance	Executive		Compensation	Finance

José B. Alvarez	X					X
Alan M. Bennett			X				X
David A. Brandon						X *	X
Bernard Cammarata				X	*
David T. Ching	X		X
Michael F. Hines	X	*					X
Amy B. Lane	X			X			X	*
Carol Meyrowitz
John F. O’Brien				X		X
Robert F. Shapiro**	X		X	X
Willow B. Shire			X *			X
Fletcher H. Wiley	X		X
Number of meetings during fiscal 2011	12		5	1		8	4

*	Chair

**	Mr. Shapiro did not stand for re-election in June 2010.

Audit Committee.  The Audit Committee is responsible for the annual appointment of the independent registered public accounting firm and oversight of the financial reporting process. Each member of the Audit Committee is a non-employee director and meets the independence standards adopted by the Board in compliance with New York Stock Exchange listing standards. The Audit Committee operates under the terms of a written charter which is reviewed by members of the committee annually. Specifically, the Audit Committee’s responsibilities include:

•	reviewing with management, internal auditors and the independent registered public accounting firm our quarterly and annual financial statements, including the accounting principles and procedures applied in their preparation and any changes in accounting policies;

•	monitoring our system of internal financial controls and accounting practices;

•	overseeing the internal and external audit process, including the scope and implementation of the annual audit;

•	overseeing our compliance and ethics programs;

•	selecting or terminating the independent registered public accounting firm, approving their compensation and evaluating the performance of the independent registered public accounting firm, including the lead audit and reviewing partners;

•	establishing and maintaining procedures for receipt, retention and treatment of complaints, including the confidential and anonymous submission of complaints by employees, regarding accounting or auditing matters;

•	pre-approving all work by the independent registered public accounting firm; and

•	reviewing other matters as the Board deems appropriate.

Executive Compensation Committee.  The Executive Compensation Committee, or the ECC, is responsible for overseeing executive compensation and benefits. Each member of the ECC is a non-employee director and meets the independence standards adopted by the Board in compliance with New York Stock Exchange listing standards. The ECC operates under the terms of a written charter which is reviewed by the members of the committee annually. Pursuant to its charter, the ECC may delegate its authority to a subcommittee or to such other person that the ECC determines is appropriate and is permitted by law.

Specifically, the ECC’s responsibilities include:

•	approving the compensation, including awards of stock options, bonuses and other incentives, of our executive officers and other employees in such categories as are from time to time identified by the ECC;

•	determining the performance targets and performance criteria under our incentive plans;

•	approving the terms of employment of our executive officers;

•	reviewing other matters that the Board or ECC deems appropriate, such as our succession plan for the CEO and other executive officers; and

•	overseeing the administration of our incentive plans.

The ECC also reviewed our compensation policies and practices for our employees to confirm that they do not give rise to risks which are reasonably likely to have a material adverse effect on the Company.

Corporate Governance Committee.  The Corporate Governance Committee is responsible for recommending nominees for directors to the Board and for our corporate governance practices. Each member of the Corporate Governance Committee is a non-employee director and meets the independence standards adopted by the Board in compliance with New York Stock Exchange listing standards. The Corporate Governance Committee operates under the terms of a written charter which is reviewed by the members of the committee annually. Specifically, the Corporate Governance Committee’s responsibilities include:

•	recommending director nominees to the Board;

•	developing and reviewing corporate governance principles;

•	reviewing practices and policies with respect to directors, including retirement policies, the size of the Board and the meeting frequency of the Board, and reviewing the functions, duties and composition of the committees of the Board;

•	recommending processes for the annual evaluations of the performance of the Board, the Chairman, the Lead Director and each committee and its chair;

•	establishing performance objectives for the Chief Executive Officer and annually evaluating the performance of the Chief Executive Officer against such objectives; and

•	overseeing the maintenance and presentation to the Board of management’s plans for succession to senior management positions.

Executive Committee.  The Executive Committee meets at such times as it determines to be appropriate and has the authority to act for the Board on specified matters during the intervals between meetings of the Board.

Finance Committee.  The Finance Committee is responsible for reviewing and making recommendations to the Board relating to our financial activities and condition. The Finance Committee operates under the terms of a written charter which is reviewed by the members of the committee annually. Specifically, the Finance Committee’s responsibilities include:

•	reviewing and making recommendations to the Board with respect to our financing plans and strategies, financial condition, capital structure, tax strategies, liabilities and payments, dividends, stock repurchase programs and insurance programs;

•	approving our cash investment policies, foreign exchange risk management policies and capital investment criteria and agreements for borrowing by us and our subsidiaries from banks and other financial institutions; and

•	reviewing investment policies, performance and actuarial status of our pension and other retirement benefit plans.

Policies Relating to Directors.  It is our policy that no director shall be nominated who has attained the age of 75 prior to or on the date of his or her election or re-election. Under our Corporate Governance Principles, directors who are CEOs of public companies should not serve on more than two boards of public companies besides their own; no director should serve on more than five boards of public companies; and under our Audit Committee Charter, members of the Audit Committee should not serve on more than two audit committees of other companies. When a director’s principal occupation or business association changes during his or her tenure as a director, our Corporate Governance Principles provide that the director is required to tender his or her resignation from the Board, and the Corporate Governance Committee will recommend to the Board any action to be taken with respect to the resignation.

Code of Conduct.  We have a Code of Conduct for our associates designed to ensure that our business is conducted with integrity. Our Code of Conduct covers professional conduct, including employment policies, conflicts of interest, intellectual property and the protection of confidential information, as well as adherence to laws and regulations applicable to the conduct of our business. Information concerning our Code of Conduct is available on our website at www.tjx.com.

Code of Ethics for TJX Executives and Code of Business Conduct and Ethics for Directors.  We have a Code of Ethics for TJX Executives governing our Chairman, Chief Executive Officer, President, Chief Financial Officer and other senior operating, financial and legal executives. The Code of Ethics for TJX Executives is designed to ensure integrity in our financial reports and public disclosures. We also have a Code of Business Conduct and Ethics for Directors which promotes honest and ethical conduct, compliance with applicable laws, rules and regulations and the avoidance of conflicts of interest. Both of these codes of conduct are published on our website at www.tjx.com. We intend to disclose any future amendments to, or waivers from, the Code of Ethics for TJX Executives or the Code of Business Conduct and Ethics for Directors within four business days of the waiver or amendment through a website posting or by filing a Current Report on Form 8-K with the Securities and Exchange Commission, or SEC.

Stock Ownership Guidelines.  Our Corporate Governance Principles provide that a director is expected to acquire initially at least $10,000 of our common stock outright and to attain stock ownership with a fair market value equal to at least five times the annual retainer paid to the directors within five years of initial election to the Board. Our Chief Executive Officer is expected to attain stock ownership with a fair market value equal to at least five times annual base compensation, and our President and each Senior Executive Vice President is expected to attain stock ownership with a fair market value of at least three times annual base compensation. Such ownership guidelines for our executive officers are reduced by 50% at age 62. Executives are expected to make steady progress toward these ownership guidelines and to attain them within five years from their respective dates of hire for or promotion to the above positions. It is expected that executives who have not yet achieved these guidelines will retain 50% of their shares (on an after-tax basis) resulting from the exercise of stock options and vesting of deferred and restricted stock.

Sustainability.  As part of our commitment to corporate responsibility, TJX has long been pursuing solutions to sustainability challenges that both preserve natural resources and improve profitability. We continue to be committed to environmentally sound business practices throughout our operations, including energy and water conservation as well as recycling and waste reduction. We have discussed our efforts with shareholder groups over the years and understand the importance to our business, shareholders, associates, customers and communities of strong, sustainable business practices.

Communications with Directors.  Security holders and other interested parties may communicate directly with the Board, the non-management directors or the independent directors as a group, specified individual directors or the Lead Director by writing to such individual or group c/o Office of the Secretary, The TJX Companies, Inc., 770 Cochituate Road, Framingham, Massachusetts 01701. The Secretary will forward such communications to the relevant group or individual at or prior to the next meeting of the Board.

Online Availability of Information.  The current versions of our Corporate Governance Principles, Code of Conduct for Associates, Code of Ethics for TJX Executives, Code of Business Conduct and Ethics for Directors, and charters for our Audit, Corporate Governance, Executive, Executive Compensation and Finance Committees are available on our website at www.tjx.com.

Transactions with Related Persons

Under the Corporate Governance Committee’s charter, the Committee is responsible for reviewing and approving or ratifying any transaction in which TJX and any of our directors, director nominees, executive officers, 5% stockholders and their immediate family members are participants and in which such persons have a direct or indirect material interest as provided under SEC rules. In the course of reviewing potential related person transactions, the Committee considers the nature of the related person’s interest in the transaction; the presence of standard prices, rates or charges or terms otherwise consistent with arms-length dealings with unrelated third parties; the materiality of the transaction to each party; the reasons for TJX entering into the transaction with the related person; the potential effect of the transaction on the status of a director as an independent, outside or disinterested director or committee member; and any other factors the Committee may deem relevant. Our General Counsel’s office is primarily responsible for the implementation of processes and procedures for screening potential transactions and providing information to the Corporate Governance Committee.

Audit Committee Report

We operate in accordance with a written charter adopted by the Board and reviewed annually by the Committee. We are responsible for overseeing the quality and integrity of TJX’s accounting, auditing and financial reporting practices. The Audit Committee is composed solely of members who are independent, as defined by the New York Stock Exchange and TJX’s Corporate Governance Principles. Further, the Board has determined that two of our members (Mr. Hines and Ms. Lane) are audit committee financial experts as defined by the rules of the SEC.

The Audit Committee met 12 times during fiscal 2011, including four meetings held with TJX’s Chief Financial Officer, Corporate Controller, Corporate Internal Audit and PricewaterhouseCoopers LLP (PwC), TJX’s independent registered public accounting firm, prior to the public release of TJX’s quarterly and annual earnings announcements in order to discuss the financial information contained in the announcements.

We took numerous actions to discharge our oversight responsibility with respect to the audit process. We received the written disclosures and the letter from PwC pursuant to Rule 3526, Communication with Audit Committees Concerning Independence, of the Public Company Accounting Oversight Board (“PCAOB”) concerning any relationships between PwC and TJX and the potential effects of any disclosed relationships on PwC’s independence and discussed with PwC its independence. We discussed with management, the internal auditors and PwC, TJX’s internal control over financial reporting and management’s assessment of the effectiveness of internal control over financial reporting and the internal audit function’s organization, responsibilities, budget and staffing. We reviewed with both PwC and our internal auditors their audit plans, audit scope and identification of audit risks.

We discussed and reviewed with PwC communications required by the Standards of the PCAOB (United States), as described in PCAOB AU Section 380, “Communication with Audit Committees,” and, with and without management present, discussed and reviewed the results of PwC’s examination of TJX’s financial statements. We also discussed the results of the internal audit examinations with and without management present.

The aggregate fees that TJX paid for professional services rendered by PwC for fiscal 2011 and the fiscal year ended January 30, 2010 (fiscal 2010) were:

In thousands	2011	2010

Audit	$4,377	$4,475
Audit Related	415	381
Tax	488	476
All Other	12	13

Total	$5,292	$5,345

•	Audit fees were for professional services rendered for the audits of TJX’s consolidated financial statements including financial statement schedules and statutory and subsidiary audits, assistance with review of documents filed with the SEC, and opinions on the effectiveness of internal control over financial reporting with respect to fiscal 2011 and fiscal 2010.

•	Audit related fees were for services related to consultations concerning financial accounting and reporting standards and employee benefit plan and medical claims audits.

•	Tax fees were for services related to tax compliance, planning and advice, including assistance with tax audits and appeals, tax services for employee benefit plans, and requests for rulings and technical advice from tax authorities.

•	All other fees were for services related to training for TJX’s internal audit department in fiscal 2011 and fiscal 2010.

We pre-approve all audit services and all permitted non-audit services by PwC, including engagement fees and terms. We have delegated the authority to take such action between meetings to the Audit Committee chair, who reports the decisions made to the full Audit Committee at its next scheduled meeting.

Our policies prohibit TJX from engaging PwC to provide any services relating to bookkeeping or other services related to accounting records or financial statements, financial information system design and implementation, appraisal or valuation services, fairness opinions or contribution-in-kind reports, actuarial services, internal audit outsourcing, any management function, legal services or expert services not related to the audit, broker-dealer, investment adviser, or investment banking services or human resource consulting. In addition, we evaluate whether TJX’s use of PwC for permitted non-audit services is compatible with maintaining PwC’s independence. We concluded that PwC’s provision of non-audit services, which we approved in advance, was compatible with their independence.

We reviewed the audited financial statements of TJX as of and for fiscal 2011 with management and PwC. Management has the responsibility for the preparation of TJX’s financial statements, and PwC has the responsibility for the audit of those statements.

Based on these reviews and discussions with management and PwC, we recommended to the Board that TJX’s audited financial statements be included in its Annual Report on Form 10-K for fiscal 2011 for filing with the SEC. We also have selected PwC as the independent registered public accounting firm for fiscal 2012, subject to ratification by TJX’s stockholders.

Audit Committee

Michael F. Hines, Chair
José B. Alvarez
David T. Ching
Amy B. Lane
Fletcher H. Wiley

Beneficial Ownership

The following table shows, as of April 18, 2011, the number of shares of our common stock beneficially owned by each director, each director nominee, each executive officer named in the Summary Compensation Table and all directors and executive officers as a group:

Number of
Name	Shares(1)

José B. Alvarez	11,748
Alan M. Bennett	13,398
David A. Brandon	21,978
Bernard Cammarata(2)(3)	1,524,497
David T. Ching	13,413
Ernie L. Herrman	345,967
Michael F. Hines	17,471
Amy B. Lane(3)	27,067
Carol Meyrowitz	497,148
Jeffrey G. Naylor	208,584
John F. O’Brien	59,335
Jerome Rossi	103,922
Willow B. Shire	78,058
Paul Sweetenham	92,064
Fletcher H. Wiley	48,681
All Directors, Nominees and Executive Officers as a Group (17 Persons)	3,234,876

(1)	Reflects sole voting and investment power except as indicated in footnotes below. Includes shares of common stock which the following persons had the right to acquire on April 18, 2011 or within sixty (60) days thereafter through the exercise of options: Mr. Herrman (176,794), Ms. Lane (7,956), Ms. Meyrowitz (65,964), Mr. Naylor (50,104), Mr. O’Brien (12,000), Mr. Rossi (50,104), Ms. Shire (48,000) and Mr. Sweetenham (9,534) and all directors, nominees and executive officers as a group, 496,764. Includes performance-based restricted shares that are subject to forfeiture restrictions: Mr. Herrman (132,188), Ms. Meyrowitz (240,000), Mr. Naylor (80,000), Mr. Rossi (43,800), Mr. Sweetenham (79,100) and all directors, nominees and executive officers as a group, 650,076. Includes the following vested deferred shares held by the following directors: Mr. Alvarez (10,300), Mr. Bennett (10,300), Mr. Brandon (20,880), Mr. Ching (8,083), Mr. Hines (11,373), Ms. Lane (12,635), Mr. O’Brien (21,226), Ms. Shire (21,312) and Mr. Wiley (33,583) and all directors, nominees and executive officers as a group, 149,692. Includes estimated deferred shares (including accumulated dividends payable in shares) that vest within 60 days of April 18, 2011 held by the following: each non-employee director, 1,098 and all directors, nominees and executive officers as a group, 9,882. The total number of shares beneficially owned by each individual and by the group each constitutes less than 1% of the outstanding shares.

(2)	Excludes 1,608 shares owned by Mr. Cammarata’s wife as to which Mr. Cammarata disclaims beneficial ownership.

(3)	Includes shares owned by trusts or a charitable foundation of which the individual is a trustee or officer: Mr. Cammarata (1,524,497) and Ms. Lane (650).

As of April 18, 2011, based on information filed with the SEC, persons known by us to beneficially own 5% or more of our outstanding common stock are as follows:

		Percentage of
	Number of	Class
Name and Address of Beneficial Owner	Shares	Outstanding

FMR, LLC 82 Devonshire Street Boston, MA 02109	40,152,783 (1)	10.145%

(1)	Reflects sole voting power with respect to 2,746,289 shares and sole dispositive power with respect to all shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers to file reports of holdings and transactions in our common stock with the SEC and the New York Stock Exchange. To facilitate compliance, we have undertaken the responsibility to prepare and file these reports on behalf of our officers and directors. Based on our records and other information, all reports were timely filed, except that on April 23, 2010, Mr. Naylor filed a Form 4 two days late relating to the withholding of shares in payment of a tax liability arising from the vesting of shares. The failure to report this transaction on time was inadvertent and was corrected promptly upon discovery.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Fiscal 2011 was another outstanding year for TJX.  Our Board and ECC looked at these factors, among others, in assessing the performance of our management for fiscal 2011:

•	Our fiscal 2011 net sales reached $21.9 billion, an 8% increase over last year.

•	Our comparable annual store sales increased 4% in fiscal 2011 over a very strong 6% increase last year, a much more challenging comparison than faced by most other retailers.

•	We delivered a 23% increase in adjusted earnings per share* in fiscal 2011, on top of a 48% increase last year.

•	We operated with extremely lean, fast-turning inventories, which led again to even stronger merchandise margins. This, combined with our continued cost reduction initiatives, helped drive our large increase in profitability.

•	Our customer traffic was up mid-single digits in fiscal 2011 over huge increases in fiscal 2010, as our great brands and values continued to attract new and existing customers.

•	We made the important decision to consolidate our A.J. Wright business by converting some of the stores to different banners and closing the remainder, which repositions our Company for better growth and earnings.

•	Our total stockholder return for fiscal 2011 was 27%.

•	Our performance has significantly exceeded that of our peer group as shown below:

Adjusted EPS Growth vs. Fiscal 2008	Compound Annual Adjusted EPS Growth Rates

*	Adjusted earnings per share of TJX and the peer group members discussed in this CD&A exclude from diluted earnings per share from continuing operations (EPS) computed in accordance with U.S. generally accepted accounting principles (GAAP) the positive and negative effects of items that affect comparability between periods. Adjusted EPS is a Non-GAAP financial measure. Management, our Board and the ECC review adjusted EPS, which have been publicly disclosed, because they provide an additional measure of the results of ongoing operations on a comparable year-over-year basis and of business trends. TJX fiscal 2006 adjusted EPS of $1.33 excludes $0.14 of tax benefits and a net $0.02 charge for certain unusual events from GAAP EPS of $1.45. TJX fiscal 2008 adjusted EPS of $1.93 excludes a $0.25 charge for a Computer Intrusion provision from GAAP EPS of $1.68. Fiscal 2009 adjusted EPS of $1.92 excludes a $0.09 benefit from the 53rd week, $0.03 benefit of tax adjustments and $0.04 credit to the Computer Intrusion provision from GAAP EPS of $2.08. Fiscal 2011 adjusted EPS of GAAP EPS of $3.49 per share excludes $0.21 of A.J. Wright store closing costs and a $0.02 credit to the Computer Intrusion provision from GAAP EPS of $3.30. TJX GAAP EPS for fiscal 2007 and fiscal 2010 were not adjusted.

Our executives’ fiscal 2011 compensation reflects our outstanding performance.

•	Our CEO’s salary increased 7%, and our other named executive officers’ base salaries increased an average of 7% in fiscal 2011, based on various factors including peer group review and outstanding fiscal 2010 performance after no base salary increases for fiscal 2010.

•	Our adjusted pre-tax profit for fiscal 2011 exceeded the target adjusted pre-tax profit under our short-term cash incentive plan by $178 million or 8%, resulting in a 154% payout of target short-term award opportunities.

•	Our cumulative adjusted pre-tax profit for the fiscal 2009-2011 period resulted in a 122% payout of target award opportunities under our long-term cash incentive plan.

•	For performance-based restricted stock awards held by our named executive officers, all performance conditions ending in fiscal 2011 were satisfied based on our adjusted pre-tax profit.

•	Our stock price rose to $47.71 at fiscal year end, a 26% increase over last year end, which increased the value of the stock options and performance-based restricted stock held by our executives. Including dividends (which, for all performance-based restricted stock awards granted since fiscal 2009, are accumulated and paid only upon vesting), our total stockholder return reflected in our performance-based restricted stock for fiscal 2011 was 27%.

Our compensation program is designed to pay for performance.  Our compensation program for our executives is heavily weighted to incentive compensation that is at risk. Of the four principal elements of our compensation program, only base salary is fixed. The other elements are variable: performance-based awards under our short and long-term cash incentive plans and our performance-based restricted stock are earned based on the achievement of objective metrics, and stock options have value only to the extent the value of our stock increases. This table reflects the correlation between our performance and our CEO’s compensation over the last five fiscal years.

*	Total compensation consists of base salary, short- and long-term cash incentives earned, stock options valued at grant date and performance-based restricted stock valued at grant date and allocated to the year of the related service and performance (see “Allocation of Performance-Based Restricted Stock Awards to Years of Intended Compensation” below). As noted above, TJX GAAP EPS for fiscal 2007 and fiscal 2010 were not adjusted.

Our incentive compensation program is transparent for our associates and has been consistent over many years.  The metrics required to earn incentive awards and performance-based restricted stock are clear, objective and within the control of our executives and other associates. We have used the same metrics — adjusted pre-tax profit — to determine performance under our short and long-term cash incentive plans and performance-based restricted stock for many years. We use adjusted pre-tax profit as the basis to measure the performance of our associates because it directly relates to the operating performance of our businesses and therefore can be directly influenced by the performance of our associates. We allocate our bonus opportunities between short-term incentives measured against one year of adjusted pre-tax income and long-term incentives measured against three years of cumulative adjusted pre-tax income. As a result, each year’s results form the basis of a one-year incentive and part of three successive three-year awards, providing our associates an incentive to achieve both our short- and long-term goals.

Our compensation program aligns our executives and our organization to the same goals as well as to our shareholders’ interests.  The targets in our incentive plans are derived from our Board-approved business plans. Performance for divisional level associates is measured based on targets taken from the divisional business plans, and performance for our executives and other corporate associates is measured against an aggregation of the divisional targets, focusing our executives and our organization on the same objectives throughout the Company. These business plans also form the basis for the projections of performance (which include our adjusted EPS goals) that we give to investors at the beginning of each fiscal year. As a result, our incentive targets drive the performance that we need to achieve our projections and align the interests of our associates and those of our shareholders.

We believe that this philosophy has contributed to our strong overall performance over many years in all types of business environments and serves to align management’s interests with those of shareholders. Our total stockholder return significantly exceeded the performance of the general market (S&P 500) and our industry index (Dow Jones U.S. Apparel Retailers Index) over the past three- and five-year fiscal periods.

TJX Total Stockholder Return Growth vs.
Market and Retail Indexes

We maintain shareholder friendly pay practices.

•	We have limited perquisites, all of which are shown and quantified in the Summary Compensation Table.

•	Our short- and long-term bonuses are awarded based on achievement of objective metrics. The bonus payouts for our named executive officers can be decreased but not increased under our bonus plans.

•	All of our restricted stock awards have performance-based vesting conditions in addition to time-based vesting conditions. None of these awards vest based on time alone.

•	We do not provide tax gross-ups on regular compensation, and we eliminated all golden parachute tax gross-ups. Prior to fiscal 2011, we amended our definition of “change of control” and narrowed the circumstances in which change of control benefits might be payable to our executives. For new and amended employment agreements entered into during fiscal 2011, severance benefits following a change of control are payable only upon an involuntary termination of employment (including by reason of death or disability) or termination by the executive for “good reason.”

•	We have not offered a primary Supplemental Executive Retirement Plan (SERP) benefit to new participants for many years, and only vested participants still have this benefit.

•	Our executives are subject to and are in compliance with published stock ownership guidelines.

Compensation Program Objectives

We have a total compensation approach focused on performance-based incentive compensation that seeks to:

•	attract and retain very talented individuals in the highly competitive retail environment, maintaining an extremely high talent level in our company and providing for succession broadly across our management,

•	reward objective achievement of the short- and long-term financial objectives reflected in our business plans, and

•	enhance shareholder value by directly aligning the interests of our management and shareholders.

Elements of Compensation

Incentive compensation comprises a substantial portion of each executive’s compensation opportunity. These incentives directly tie the amount of each named executive officer’s incentive compensation to objective performance achieved by TJX and its stock and thereby directly link executive compensation with the interests of our stockholders. The key elements of our compensation program are shown below:

Element	Objective	Form

Salary	Attract talented individuals and provide compensation for performance of primary roles and responsibilities.	Cash
Short-Term Cash Incentives (MIP)	Reward achievement of adjusted pre-tax profit goals for the current fiscal year. Provide a short-term incentive to achieve our financial objectives for current fiscal year.	Cash
Long-Term Cash Incentives (LRPIP)	Reward achievement of adjusted pre-tax profit goals on a cumulative multi-year basis, typically three fiscal years. Provide an incentive to achieve our financial objectives over the longer term.	Cash
Equity Incentives (Options and PBRS)	Align the interests of our executives with shareholders and provide an important retention incentive.	Equity
Health, Retirement and Other Benefits	Provide health and welfare, deferred compensation and retirement benefits, as well as limited perquisites, to maintain our competitive position and promote retention.	Insurance/Cash

We allocate our cash bonus opportunities between short-term incentives measured against one year of adjusted pre-tax profit and long-term incentives measured against three years of cumulative adjusted pre-tax profit. As a result, each year’s results form the basis of a one-year incentive and part of three successive three-year awards, providing our associates a financial interest in both our short- and long-term results.

As shown in the following charts, performance-based compensation (equity incentives and short- and long-term cash incentives) constituted a significant portion of our named executive officers’ direct annual compensation at target in fiscal 2011.

FY 11 TARGETS — CEO	FY 11 TARGETS — NEO AVERAGE

How Compensation Decisions Are Made

The Executive Compensation Committee (ECC), an independent committee of our Board of Directors, is responsible for compensation design and for determination of compensation for our executive officers. The ECC has the authority, without Board or management approval, to retain and terminate its compensation consultants and to determine their fees and terms of engagement. The ECC reviews and approves compensation matters at various meetings during the year.

The ECC has used the same compensation design for many years: total compensation competitive with our peers, heavily weighted toward objective, performance-based incentives. In determining the overall level of executive compensation and the allocation of its components, the ECC considers various factors. The ECC reviews the performance of TJX as well as the individual performance of the executives, including both quantitative and qualitative performance factors. In setting targets and evaluating performance, the ECC reviews, among other factors, adjusted EPS. The Corporate Governance Committee of the Board provides the ECC with a review of the performance of our CEO for the year, including her achievement of performance objectives set by the Corporate Governance Committee in addition to those provided in our incentive plans, but does not make salary recommendations. Our named executive officers play a limited role in the executive compensation process. Our named executive officers participate in our strategic planning process and recommend to the Board for its review and approval the annual and multi-year business plans for TJX and its divisions. These approved plans are the basis for the short- and long-term incentive performance targets and the restricted stock performance criteria, all of which are approved by the ECC. Additionally, our CEO provides an annual self-assessment and annual performance reviews of the other named executive officers and makes recommendations to the ECC regarding the base salaries and other elements of compensation for those executives. The ECC then considers those performance reviews and recommendations in establishing base salaries, cash incentive awards and equity grants.

The ECC also reviews data from compensation consultants to assess the overall competitiveness of our compensation programs as well as of individual compensation. For fiscal 2011 compensation, the ECC reviewed peer group data provided by Pearl Meyer & Partners, LLC (PM&P), its independent compensation consultant, with respect to the named executive officers. The ECC received advice from PM&P on contracts with executives. The ECC may also receive input from PM&P on other matters for which the ECC requests advice.

The ECC considers the effects on retention and succession at the executive officer and other management levels when determining the levels and design of compensation. The ECC takes into account contractual obligations, historical compensation practices believed successful and the limitation on income tax deductions imposed by Section 162(m) of the Internal Revenue Code (Section 162(m)). The ECC also considers matters such as recruitment, new hires, promotions, organizational changes, relocations and transitional roles.

The ECC uses all of this information to determine the overall level and appropriate mix of short-term versus long-term incentives and cash versus equity-based compensation to provide a competitive mix and at the same time encourage achievement of short- and long-range goals and employee retention and succession. The ECC then separately determines individual compensation components at its various meetings throughout the year.

The ECC also uses this information to determine the appropriate level of retirement benefits, deferred compensation opportunities and limited perquisites. These help us maintain our competitive position and retain our executives.

ECC Compensation Consultant and Peer Group Information

The ECC engaged PM&P to serve as the independent compensation consultant to the ECC for fiscal 2011. PM&P did not perform any services for TJX other than work for the ECC and for the Corporate Governance Committee with respect to compensation of directors. PM&P reported to the ECC, which determined PM&P’s engagement and fees. PM&P advised the ECC with respect to the competitive positioning of base salary, annual bonus and long-term incentives for our named executive officers and other senior management, including terms of employment agreements.

The ECC uses a peer group to provide context for its compensation decision-making for our named executive officers. Each year, the ECC considers revisions to the peer group. In fiscal 2011, the ECC undertook a comprehensive review of the composition of the peer group with the advice of PM&P. PM&P recommended a list of comparable companies for compensation comparisons primarily based on the following pre-defined selection criteria:

•	Industry similarity;

•	Companies with revenues approximately one-third to three times our annual revenues (generally between $7B and $65B);

•	Companies with market capitalization approximately one-fourth to four times our market capitalization (generally between $5B and $68B); and

•	Similar level of complexity in terms of global operations and brand and/or product line diversity.

As a result of this review, the ECC deleted two companies and added eight companies, creating a peer group of 17 companies that are large, publicly traded consumer-oriented companies. The ECC believes the revised peer group more accurately reflects TJX’s global reach and the scale of its operations. For fiscal 2011, the peer companies were:

Fiscal 2011 Peer Group Companies

Amazon.com, Inc.	Macy’s, Inc.
Bed Bath & Beyond Inc.	Nike, Inc.
Best Buy Co., Inc.	Nordstrom, Inc.
Costco Wholesale Corporation	J. C. Penney Company, Inc.
The Gap, Inc.	Ross Stores, Inc.
Kimberly-Clark Corporation	Staples, Inc.
Kohl’s Corporation	Target Corporation
Limited Brands, Inc.	YUM! Brands, Inc.
Lowe’s Companies, Inc.

Although the ECC uses peer group data to provide context for its own determinations, it does not target compensation or any element of compensation for our named executive officers by reference to any specified level at the peer group.

Compensation Design

Base Salary

Each of our named executive officers receives a base salary in cash during the fiscal year. Base salary contributes to our overall compensation approach by attracting and retaining talented individuals at a salary level that reflects the executive’s performance, experience and value in the marketplace.

Incentive Compensation

A significant portion of each named executive officer’s compensation is equity-based and cash incentive compensation granted under awards requiring an increase in the value of our stock or achievement of performance goals, at levels specified by the ECC, based on performance measures approved by our stockholders. Our equity-based and cash incentive compensation for our U.S.-based named executive officers in fiscal 2011 was intended to qualify for an exemption from the deduction limitation rules of Section 162(m).

The ECC does not apply a formula in determining the portion of total compensation payable in the form of cash incentive compensation, equity-based compensation or other benefits. Performance is certified by the ECC before any payments are made to our named executive officers under our cash incentive plans.

Short-Term Cash Incentives (MIP).  Our annual cash incentive awards are made under our Management Incentive Plan (MIP) and are designed to motivate our named executive officers and other key associates to achieve or exceed a performance target or targets for the fiscal year. Each MIP award has a target award opportunity based on achievement of this target. The amount of a MIP award is determined by measurement of actual performance against the performance target. If performance meets the performance target, participants receive their target MIP awards. If performance exceeds the performance target, participants are paid more than their target MIP awards based on the extent to which performance exceeds the performance targets (but not more than two times the target award, and not more than $5 million per award for any participant whose compensation is expected to be subject to the limits on deductibility under Section 162(m)). If performance does not meet the performance target, the MIP awards are not paid or are paid below their target awards, based on the extent to which performance falls below the performance targets. MIP performance targets, award opportunities and amounts payable at different levels of performance (including any objective factors, the occurrence of which would result in automatic adjustments to the targets) are pre-established by the ECC for the fiscal year. Performance results must be certified by the ECC, which has the authority to reduce but not increase the MIP awards to our named executive officers. The MIP and our long-range plan (LRPIP) described below both contain provisions for automatic adjustments to the targets upon the occurrence of certain significant financial events. As a result, under the terms of the MIP and the LRPIP, the performance targets for fiscal 2011 were automatically adjusted to exclude A.J. Wright for the fiscal 2011 MIP targets and the fiscal 2009-2011, 2010-2012 and 2011-2013 LRPIP targets.

Long-Term Cash Incentives (LRPIP).  Our long-term cash incentive awards are made under our Long Range Performance Incentive Plan (LRPIP) and are designed to motivate our named executive officers and other key associates to achieve or exceed cumulative multi-year performance targets. Each LRPIP award has a target award opportunity based on achievement of these targets. Like the MIP, the amount of LRPIP awards is determined by measurement of actual performance against the pre-established performance targets. Performance at target levels results in payment of the target LRPIP awards. If performance exceeds the performance targets, participants are paid more than their target LRPIP awards based on the extent to which performance exceeds the performance targets (but, under the terms of the LRPIP, not more than 150% of the target award, subject to a maximum of $5 million per award for any participant whose compensation is expected to be subject to the limits on deductibility under Section 162(m)). If performance does not meet the performance targets, LRPIP awards are not paid or are paid below their target awards, based on the extent to which performance falls below the performance targets. LRPIP performance targets, award opportunities and amounts payable at different levels of performance (including any objective factors, the occurrence of which would result in automatic adjustments to the targets) are pre-established by the ECC for each performance cycle. Performance results must be certified by the ECC, which has the authority to reduce but not increase the LRPIP awards to our named executive officers.

Equity-Based Compensation.  Equity-based awards are made under our Stock Incentive Plan, or SIP. The ECC grants each stock option with an exercise price equal to the closing price of our common stock on the date of grant. Stock options do not deliver value unless the value of our stock appreciates and then only to the extent of such appreciation, thus linking the interests of our executive officers with those of our stockholders. Performance-based restricted stock awards vest only to the extent of achievement of the performance criteria provided for those awards. Both stock options and performance-based restricted stock awards also have service-based vesting conditions that provide important retention incentives.

Other Elements of Compensation

Retirement Benefits.  All of our U.S.-based named executive officers participate in a broad-based pension plan for U.S. associates under which benefits are accrued based on compensation and service. They are also eligible to participate in our 401(k) plan. Because Mr. Sweetenham is a resident of the U.K., he participates in the retirement plan for U.K. associates under which participants may defer earnings and receive an employer match and invest their funds to purchase benefits at retirement. We also maintain a Supplemental Executive Retirement Plan, or SERP. Ms. Meyrowitz and Mr. Rossi participate in our primary SERP benefit program, and Mr. Herrman and Mr. Naylor participate in our alternative SERP benefit program.

Deferred Compensation.  Our U.S.-based named executive officers can defer compensation under our Executive Savings Plan, or ESP, an elective deferred compensation plan. Amounts deferred are notionally invested in mutual funds or other market investments. Participants in the ESP (other than those eligible for our primary SERP benefit) receive an employer match, subject to a vesting schedule, that is similarly notionally invested. Of our named executive officers in the U.S., Mr. Naylor and Mr. Herrman were eligible and elected to participate in the ESP and receive this match. In fiscal 2011, the ECC increased the ESP match, including the performance-based portion of the match, for Mr. Herrman and Mr. Naylor. The ECC also approved a similar performance-based deferred compensation benefit in the U.K. for Mr. Sweetenham. These performance-based benefits are provided only if performance under MIP for the relevant fiscal year produces a payout of at least 90% of the target corporate award opportunities.

Some of our named executive officers also have amounts previously deferred under our General Deferred Compensation Plan, or GDCP, now closed to new deferrals. Under this plan, deferrals are credited to an account that earns notional interest until distributed at an annually adjusted rate based on U.S. Treasury securities. Our deferred compensation plans for named executive officers are discussed below under “Nonqualified Deferred Compensation Plans.”

Perquisites.  In fiscal 2011, we provided a limited amount of perquisites and other personal benefits to our named executive officers, all of which are detailed in footnote 5 to the Summary Compensation Table below. These perquisites consisted of (i) an automobile benefit; (ii) financial and tax planning services; (iii) employer contributions or credits under our qualified and nonqualified savings plans; (iv) payment of life insurance premiums and (v) payment of legal fees associated with the negotiation of the employment agreement for Ms. Meyrowitz. None of these perquisites is grossed up for taxes. In addition, Mr. Sweetenham, a U.K. resident who worked in the U.S. for a portion of fiscal 2011, received a U.S. housing benefit which was grossed up for taxes. As Mr. Sweetenham’s responsibilities have been refocused on Europe, he no longer receives this housing benefit.

Fiscal 2011 Compensation

Fiscal 2011 MIP.  The fiscal 2011 MIP performance target for corporate associates, including our named executive officers, was the sum of target levels of pre-tax income for each of our divisions, excluding capitalized inventory, results of start-up businesses, and intercompany, imputed, direct and fixture interest income and expense (“adjusted pre-tax income”). The corporate MIP performance target was derived from our Board-approved business plans for these divisions and was used to derive the performance we projected publicly at the beginning of the year. As a result, in setting the target, the ECC believed that the corporate MIP target was challenging but reasonably achievable.

For fiscal 2011, the target MIP award opportunities (as a percentage of base salary) were 100% for Ms. Meyrowitz, 65% for Mr. Herrman, 55% for Mr. Naylor and Mr. Sweetenham and 50% for Mr. Rossi. The potential payout of these award opportunities ranged between 0% to 200% for performance ranging from 80%

to 114.3% and above of the corporate performance target. Except for Mr. Sweetenham, the MIP awards for fiscal 2011 were earned as follows:

Fiscal 2011 MIP Results

Adjusted Pre-Tax
Income Performance	Actual Adjusted	Amount Above	% of	MIP Award Payout
Target	Pre-Tax Income	Target	Target	Percentage

$2,303,037,494	$2,480,594,855	$177,557,361	107.7%	153.97%

Although all of the named executive officers were granted a corporate MIP award opportunity for fiscal 2011, Mr. Sweetenham, who oversees TJX Europe, requested that he receive no MIP payout for fiscal 2011 because TJX Europe employees received no divisional MIP payout due to divisional performance of TJX Europe. Accordingly, the ECC did not award Mr. Sweetenham any MIP payout for fiscal 2011, although the ECC determined that, for purposes of his performance-based deferred compensation benefit, Mr. Sweetenham should be treated as having received the corporate MIP award.

Completion of Fiscal 2009-2011 LRPIP Award Cycle.  Fiscal 2011 completed the performance cycle for the fiscal 2009-2011 LRPIP awards. These award opportunities were based on cumulative targets for adjusted pre-tax income (which included intercompany, imputed, direct and fixture interest income and expense) for each of our divisions for the three fiscal years. The divisional portions of the award were determined by comparing actual divisional performance for the cycle to the divisional targets and adjusting the resulting divisional payout percentage according to pre-established weightings. (The weightings make performance at the smaller divisions more meaningful to the LRPIP award and are intended to promote focus on their performance.) The resulting divisional percentages were added together to determine the overall award percentage. The LRPIP divisional performance targets for fiscal 2009-2011 were derived from our Board-approved divisional business plans for the fiscal years at the time of grant and were used to derive the performance we projected publicly at the beginning of fiscal 2009. As a result, in setting the targets, the ECC believed that they were challenging but reasonably achievable.

For the fiscal 2009-2011 LRPIP cycle, our named executive officers’ target award opportunities were: Ms. Meyrowitz, $1.4 million, Mr. Herrman, Mr. Naylor and Mr. Sweetenham, $700,000, and Mr. Rossi, $375,000. Their actual awards for this cycle shown in the Summary Compensation Table were earned on the following basis:

Fiscal 2009-2011 LRPIP Results

	Cumulative		Cumulative
	3-Year Adjusted		3-Year		Unweighted	Weighted
Fiscal 2009-2011	Pre-Tax Income		Actual Adjusted		Contribution to	Contribution to
Division (Amounts in 000’s)	Performance Target		Pre-Tax Income		Target Award	Target Award

In the US:
Marmaxx		$4,431,575		$5,225,175	126.87%	86.80%
HomeGoods		$325,775		$365,771	118.42%	12.47%
TJX Canada	C$	914,694	C$	963,623	108.03%	11.37%
TJX Europe		£285,346		£293,462	104.26%	10.97%
			Total LRPIP Award: 121.61%

Mr. Sweetenham’s target award opportunities for the fiscal 2009-2011 and fiscal 2010-2012 cycles were adjusted by the ECC to the same level as those for Mr. Herrman and Mr. Naylor.

Satisfaction of Performance-Based Vesting Conditions for Restricted Stock Awards.  Each named executive officer held performance-based restricted stock awards with performance-based vesting criteria that were satisfied based on fiscal 2011 MIP performance or fiscal 2009-2011 LRPIP performance in 2011.

•	Certain of these awards held by the named executive officers, including all of these awards held by Ms. Meyrowitz, fully vested upon ECC certification of achievement of a fiscal 2011 MIP payout of 154% of the corporate MIP target awards (as discussed under “Fiscal 2011 MIP” above). The performance condition for full vesting of these awards was achievement of a payout of not less than

67% of the corporate MIP target awards, which required us to achieve 93% of the adjusted pre-tax income reflected in the fiscal 2011 plan.

•	The other such awards held by our other named executive officers contained performance-based vesting conditions that were satisfied due to achievement of a payout of 122% of the fiscal 2009-2011 LRPIP target awards (as discussed under “Completion of Fiscal 2009-2011 LRPIP Award Cycle” above). The performance condition for full vesting of these awards was achievement of a payout of not less than 67% of the fiscal 2009-2011 LRPIP target awards, which, as a result of the weighting of the smaller divisions, required us to achieve 78% of the cumulative adjusted pre-tax income reflected in the fiscal 2009-2011 plan (assuming that each division performed at the same level against its target performance). These awards remain subject to service-based vesting conditions following the close of fiscal 2011.

Grant of Fiscal 2011-2013 LRPIP Award Opportunities.  The LRPIP target award opportunities for the fiscal 2011-2013 cycle for our named executive officers are: Ms. Meyrowitz, $1,405,000; Mr. Herrman, $850,000; Mr. Naylor and Mr. Sweetenham, $700,000; and Mr. Rossi, $375,000. The minimum level for any payout is 33.33% of the performance targets, and the maximum payout level is 133.33% of the performance target.

Grant of Stock Options in Fiscal 2011.  The ECC determined the number of stock options granted to our named executive officers and other associates in September 2010 by setting a fixed dollar value by executive and/or position and dividing this value by the stock price on the grant date. All options were granted with an exercise price equal to the closing stock price on the New York Stock Exchange on the grant date, and in general, have a maximum term of ten years, vest over three years and, to the extent vested, are exercisable for a limited period following termination of employment.

Allocation of Performance-Based Restricted Stock Awards to Years of Intended Compensation.  Under SEC rules, the entire value of a performance-based restricted stock award is shown in the Summary Compensation Table in the year of grant. As a result, some of the equity compensation of our named executive officers shown in the Summary Compensation Table for a particular year reflects awards intended by the ECC to compensate the executives for service and performance in different years.

As a result, in determining the performance-based restricted stock component of Ms. Meyrowitz’s compensation for fiscal 2011, the ECC and its independent compensation consultant considered $4,954,750 of performance-based restricted stock rather than $12,559,150 shown in the Summary Compensation Table. Most of Ms. Meyrowitz’s performance-based restricted stock awards included in the Summary Compensation Table for fiscal 2011 are intended by the ECC to compensate Ms. Meyrowitz for future fiscal years, with vesting conditions requiring service and performance in those future fiscal years, while a performance-based restricted stock award included in the Summary Compensation Table for fiscal 2010 related to fiscal 2011 compensation, with vesting conditions requiring service and performance in fiscal 2011. The following table shows Ms Meyrowitz’s performance-based restricted stock awards allocated to the year for which service and performance are required:

Performance-Based Restricted Stock Awards

	Award Requires Service and	Award Shown in
Amount(1)	Performance in:	Compensation for:

$3,846,000	Fiscal 2011	Fiscal 2010
$1,108,750	Fiscal 2011	Fiscal 2011
$4,954,750	Fiscal 2011 Total
$5,725,200	Fiscal 2012	Fiscal 2011
$5,725,200	Fiscal 2013	Fiscal 2011

(1)	Represents the grant date fair value included under Stock Awards in the Summary Compensation Table.

Related Policies and Considerations

Employment Agreements.  Our named executive officers are parties to individual employment agreements that set their terms of employment, including compensation and benefits, as well as certain termination and change of control provisions discussed below under “Severance and Change of Control Provisions.” Under the

agreements, each named executive officer is entitled to a minimum level of base salary. Our named executive officers are also entitled under their agreements to continue to be eligible to participate in specified benefit programs, including SIP, MIP and LRPIP, at levels commensurate with their positions and responsibilities and subject to the terms established by the ECC.

In January 2011, we entered into new employment agreements with Ms. Meyrowitz, Chief Executive Officer, Mr. Herrman, President, and Jeffrey G. Naylor, Senior Executive Vice President, Chief Financial and Administrative Officer, that replaced each named executive officer’s then-existing employment agreement with TJX. Each new or amended agreement was effective on January 30, 2011 and, unless earlier terminated in accordance with its terms, continues until February 2, 2013 for Ms. Meyrowitz and Mr. Herrman and until February 1, 2014 for Mr. Naylor. The ECC negotiated the new employment agreement with Ms. Meyrowitz, and was advised by PM&P with respect to the terms of each new or amended agreement. In setting the level of compensation for Ms. Meyrowitz, the ECC took into account the understanding, reflected in the new agreement, that during the term of her agreement Ms. Meyrowitz will be able to delegate more of her day-to-day responsibilities and reduce her overall time commitment while retaining responsibility for all executive functions associated with her role as Chief Executive Officer. The new or amended agreements provide for a minimum annual base salary of $1,320,000 for Ms. Meyrowitz, $1,100,000 for Mr. Herrman and $790,000 for Mr. Naylor. Ms. Meyrowitz’s agreement provides for new MIP awards with a target of at least 150% of her base salary and new LRPIP awards with a target of at least 100% of her base salary, and adjusted her existing target awards for open LRPIP cycles to reflect her base salary. The agreements also entitle the executives to participate in TJX’s fringe benefit and deferred compensation plans, including, for Ms. Meyrowitz, specified interest rate assumptions for determining her primary benefit under SERP if more favorable than existing plan terms.

Severance and Change of Control Provisions.  During fiscal 2011, the employment agreements for each of our named executive officers provided severance terms, including in connection with a change of control, and non-competition and non-solicitation undertakings. Provisions of these agreements relating to termination and change of control, and related provisions of our deferred compensation plans and equity awards granted under our SIP, are summarized below under “Potential Payments upon Termination or Change of Control.” We provided these terms because we believe that it is important to define the relative obligations of TJX and our named executive officers, including obtaining protection against competition and solicitation, and that severance and change of control protections assist in attracting and retaining high quality executives and in keeping them focused on their responsibilities during any period in which a change of control may be contemplated or pending. The severance and change of control provisions in new and amended employment agreements that became effective in fiscal 2012, as summarized below, seek to achieve these objectives consistent with our shareholder-friendly pay practices, taking into account contractual obligations and current market practice, among other considerations.

Stock Ownership Guidelines.  We have stock ownership guidelines that apply to all of our executive officers, which are summarized in more detail above under “Stock Ownership Guidelines” in the “Corporate Governance” section. These guidelines are designed to align our executives’ interests with those of our stockholders and to encourage a long-term focus. Also, our policies prohibit our executives from engaging in hedging transactions with respect to TJX stock. Each of our named executive officers is in compliance with our stock ownership guidelines and policies.

Tax and Accounting Considerations.  We generally structure U.S. incentive compensation arrangements to qualify as performance-based compensation exempt from the deduction limitations under Section 162(m), but we view the availability of a tax deduction as only one relevant consideration. We continue to emphasize performance-based compensation for executives and thus generally minimize the effect of Section 162(m). However, the ECC believes that its primary responsibility is to provide a compensation program that attracts, retains and rewards the executive talent necessary for our success. Consequently, the ECC authorizes compensation in excess of $1 million that is not exempt from the deduction limitations under Section 162(m).

Equity Grant Practices.  All of our equity awards are made under our stockholder-approved SIP. Virtually all of our stock options and other equity-based awards are granted at regularly scheduled ECC meetings held on approximately the same dates each year. The specific dates of the meetings are set by the

Board, along with its determination of all regularly scheduled Board and committee meetings, generally about two years in advance. In limited circumstances, typically at regularly scheduled ECC meetings and in connection with new hires or promotions, the ECC approves or grants stock options and stock awards at other times during the year. The ECC does not have any programs, plans or practices of timing these equity grants in coordination with the release of material non-public information. The exercise price of each stock option grant is the closing stock price on the New York Stock Exchange on the grant date. The SIP prohibits, without stockholder approval, any repricing requiring stockholder approval under applicable NYSE rules.

Compensation Program Risk Assessment

As part of our regular enterprise risk assessment process overseen by the Board and described above under “Corporate Governance — Board’s Role in Risk Oversight,” TJX reviews the risks associated with its compensation plans and arrangements. In fiscal 2011, the ECC reviewed TJX’s employee compensation policies and practices and determined that they do not give rise to risks that are reasonably likely to have a material adverse effect on TJX. The ECC’s assessment considered (a) what risks could be created or encouraged by our executive and broad-based compensation plans and arrangements worldwide, (b) how those potential risks are monitored, mitigated and managed and (c) whether those potential risks are reasonably likely to have a material adverse effect on TJX. The assessment was led by our Chief Compliance Officer and Director of Enterprise Risk, whose responsibilities include leadership of our enterprise risk management process, and included consultation with and input by, among others, executive officers, senior human resources and financial executives, the ECC’s independent compensation consultant and internal and external legal counsel.

This process included:

•	a review of our compensation programs and practices, including our historical compensation practices;

•	analysis of programs or program features and practices that could potentially encourage excessive or unreasonable risk-taking of a material nature;

•	a review of business risks that these program features could potentially encourage;

•	identification of factors that mitigate risks to the business and incentives for executives to take excessive risk, including, among others, a review of compensation design and elements of the compensation programs, role of compensation consultants and other advisors, authority and discretion of the Board, the ECC and other Board committees in compensation, controls and procedures, program and cultural elements and potential for individual or group influences; and

•	consideration of the balance of potential risks and rewards related to our compensation programs and its role in implementation of our corporate strategy.

Compensation Committee Report

We have reviewed and discussed the Compensation Discussion and Analysis with management. Based on these reviews and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and in the Annual Report on Form 10-K for fiscal year ended January 29, 2011.

Executive Compensation Committee

David A. Brandon, Chair
José B. Alvarez
John F. O’Brien
Willow B. Shire

Summary Compensation Table

The following table provides information concerning compensation for our principal executive officer, our principal financial officer and our three other most highly paid executive officers during fiscal 2011 (collectively, our named executive officers):

Summary Compensation Table
							Change in
						Non-Equity	Pension and
Name and	Fiscal			Stock	Option	Incentive Plan	SERP	All Other
Principal Position	Year(1)	Salary	Bonus	Awards(2)	Awards(2)	Compensation(3)	Value(4)	Compensation(5)	Total

Carol Meyrowitz(6)	2011	$1,575,000	—	$12,559,150	$947,524	$4,127,571	$3,826,370	$43,495	$23,079,110
Chief Executive	2010	$1,475,000	—	$7,692,000	$1,168,840	$4,409,361	$2,565,940	$50,971	$17,362,112
Officer, President(7)	2009	$1,503,366	—	$1,974,500	$1,073,510	$2,258,393	$1,636,542	$43,040	$8,489,351
Jeffrey G. Naylor	2011	$773,656	—	$1,419,200	$473,925	$1,506,429	$178,511	$239,892	$4,591,613
Senior Executive	2010	$740,000	—	$643,750	$584,666	$1,543,680	$114,886	$115,375	$3,742,357
Vice President,Chief Financial and Administrative Officer	2009	$741,154	—	$414,880	$536,912	$1,036,955	$68,053	$52,253	$2,850,207
Ernie L. Herrman	2011	$987,021	—	$4,664,150	$631,755	$1,839,085	$250,167	$294,210	$8,666,388
Senior Executive Vice	2010	$925,000	—	$772,500	$779,390	$1,747,180	$190,998	$41,280	$4,456,348
President,	2009	$897,019	—	$414,880	$715,778	$1,092,175	$89,367	$43,160	$3,252,379
Group President(7)
Jerome Rossi	2011	$730,290	—	$842,650	$473,925	$1,018,251	$744,267	$43,559	$3,852,942
Senior Executive	2010	$700,000	—	$309,000	$584,666	$1,090,900	$873,736	$43,347	$3,601,649
Vice President, Group President
Paul Sweetenham(8)	2011	$812,035	—	$1,419,200	$342,652	$830,100	—	$354,696	$3,758,683
Senior Executive	2010	$734,349	—	$515,000	$350,922	$969,251	—	$310,987	$2,880,509
Vice President, Group President, Europe

(1)	Fiscal 2009 was a 53-week year.

(2)	Reflects the fair value of stock and options awards on the grant date. Stock awards are valued based on the closing price of our common stock on the New York Stock Exchange on the grant date. Option awards are valued using the Black-Scholes option pricing model. The underlying valuation assumptions for equity awards are further discussed in Note I to our audited financial statements filed with our Annual Report on Form 10-K for fiscal 2011.

(3)	Reflects amounts earned under the MIP for fiscal 2011: Ms. Meyrowitz ($2,425,031), Mr. Naylor ($655,159), Mr. Herrman ($987,815), Mr. Rossi ($562,213) and Mr. Sweetenham ($0). The performance measures underlying MIP awards of all of our named executive officers were based on TJX corporate performance. As discussed above in “Compensation Discussion and Analysis”, Mr. Sweetenham, who oversees TJX Europe, requested that he receive no MIP bonus for fiscal 2011 due to divisional performance of TJX Europe under MIP. Reflects amounts earned under the LRPIP for the LRPIP cycle for fiscal 2009-2011: Ms. Meyrowitz ($1,702,540), Mr. Naylor ($851,270), Mr. Herrman ($851,270), Mr. Rossi ($456,038) and Mr. Sweetenham ($830,100).

(4)	Amounts reflect the change in the actuarial present value of accumulated benefit obligations under our broad-based retirement plan and our SERP. Mr. Sweetenham did not participate in those plans. Our named executive officers did not receive above-market or preferential earnings on non-tax qualified deferred compensation.

(5)	The table below shows amounts under All Other Compensation for fiscal 2011. Perquisites and other personal benefits are valued on an aggregate incremental cost basis. All figures shown below in footnote 5 represent the direct dollar cost incurred by us in providing these perquisites and other personal benefits.

		Reimbursement		Company
		for Financial,	Employer	Paid
		Tax	Contributions or	Amounts		Total
	Automobile	Planning and	Credits Under	for Life	Housing	All Other
Name	Benefit	Legal Services	Savings Plans(a)	Insurance	Benefit(b)	Compensation

Carol Meyrowitz	$35,904	$2,175	$4,204	$1,212		$43,495
Jeffrey G. Naylor	$35,904	$1,500	$201,276	$1,212		$239,892
Ernie L. Herrman	$35,904	$1,500	$256,729	$77		$294,210
Jerome Rossi	$35,904	$1,500	$4,943	$1,212		$43,559
Paul Sweetenham	$34,301	$1,005	$243,951	$1,970	$73,469	$354,696

(a)	Amounts reflect matching contributions under our 401(k) plan and, in the case of Mr. Naylor and Mr. Herrman, the matching credits under our ESP. For Mr. Sweetenham, the amount reflects matching contributions under the U.K. retirement plan and matching credits under his deferred compensation benefit. As a U.K. resident, Mr. Sweetenham does not participate in our U.S. retirement or deferred compensation plans.

(b)	Represents a housing benefit of $36,000 and a related tax gross-up of $37,469 for Mr. Sweetenham who worked in both the U.S. and U.K. during fiscal 2011. As Mr. Sweetenham’s responsibilities have been refocused on Europe, he no longer receives this housing benefit.

(6)	Stock awards and total compensation for fiscal 2011 for Ms. Meyrowitz include (i) an award of 120,000 shares of performance-based restricted stock valued at $5,725,200 with service and performance conditions relating to fiscal 2012 and (ii) a second award of 120,000 shares of performance-based restricted stock valued at $5,725,000 with service and performance conditions relating to fiscal 2013. These awards were granted at the end of fiscal 2011 and were intended by the ECC as compensation for fiscal 2012 and fiscal 2013, respectively.

(7)	Effective January 30, 2011, Ernie Herrman was elected President of TJX, and Carol Meyrowitz resigned that position. Ms. Meyrowitz continues as Chief Executive Officer.

(8)	Mr. Sweetenham is paid in U.K. pounds sterling. The amounts shown in the table are converted from pounds sterling at the average annual exchange rate for fiscal 2011 of $1.5466 per pound and for fiscal 2010 of $1.5895 per pound.

Total compensation for our named executive officers is composed of base salary, short-term and long-term cash incentives, long-term equity-based incentives, retirement and deferred compensation benefits and limited perquisites. Our named executive officers were entitled under their employment agreements to participate in our SIP, MIP and LRPIP, and received cash and equity incentives only pursuant to these plans during fiscal 2011. Ms. Meyrowitz and Mr. Rossi participated in our primary SERP benefit and Mr. Herrman and Mr. Naylor participated in our alternative SERP benefit. All of our U.S.-based named executive officers participated in our tax-qualified defined benefit plan and were eligible to make deferrals to our 401(k) plan and our ESP. Mr. Naylor and Mr. Herrman were eligible to receive, and received, matching credits under the ESP during all or part of fiscal 2011. As discussed below under “Nonqualified Deferred Compensation Plans,” Mr. Sweetenham, as a resident of the U.K., participated in a retirement plan for U.K. associates under which participants may defer salary and bonus and receive an employer match, and is entitled to performance-based matching credits on his U.K. retirement plan deferrals based on performance under MIP. Our named executive officers were entitled to receive an automobile benefit and participation in fringe benefit plans and programs made available to executives generally.

Grants of Plan-Based Awards in Fiscal 2011

The following table reports potential payouts under our incentive plans and all other stock and option awards that were granted during fiscal 2011 to our named executive officers:

								All Other	All Other
								Stock	Option
								Awards:	Awards:		Grant Date
		Estimated Future Payouts			Estimated Future Payouts			Number of	Number of	Exercise or	Fair Value
		Under Non-Equity Incentive			Under Equity Incentive			Shares of	Securities	Base Price	of Stock
Name and	Grant	Plan Awards ($)			Plan Awards (# of Shares)			Stock or	Underlying	of Options	and Option
Award Type	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards(1)	Awards(2)

Carol Meyrowitz
MIP(3)		—	$1,575,000	$3,150,000
LRPIP(4)		—	$1,405,000	$2,107,500
Stock Options	09/09/10				87,410	87,410	87,410		—	$41.13	$947,524
Stock Awards	04/05/10				—	25,000	25,000	—			$1,108,750
	01/28/11				—	240,000	240,000				$11,450,400
Jeffrey G. Naylor
MIP(3)		—	$425,511	$851,022
LRPIP(4)		—	$700,000	$1,050,000
Stock Options	09/09/10				43,720	43,720	43,720		—	$41.13	$473,925
Stock Awards	04/05/10				—	32,000	32,000	—			$1,419,200
Ernie L. Herrman
MIP(3)		—	$641,564	$1,283,128
LRPIP(4)		—	$850,000	$1,275,000
Stock Options	09/09/10				58,280	58,280	58,280		—	$41.13	$631,755
Stock Awards	04/05/10				—	46,000	46,000	—			$2,040,100
	01/28/11				—	55,000	55,000				$2,624,050
Jerome Rossi
MIP(3)		—	$365,145	$728,290
LRPIP(4)		—	$375,000	$562,500
Stock Options	09/09/10				43,720	43,720	43,720		—	$41.13	$473,925
Stock Awards	04/05/10				—	19,000	19,000	—			$842,650
Paul Sweetenham
MIP(3)		—	$446,619	$893,238
LRPIP(4)		—	$700,000	$1,050,000
Stock Options	09/09/10				31,610	31,610	31,610		—	$41.13	$342,652
Stock Awards	04/05/10				—	32,000	32,000	—			$1,419,200

(1)	All option awards were granted with an exercise price equal to the closing price on the New York Stock Exchange on the date of grant.

(2)	Reflects the fair market value of stock and options awards on the grant date. Stock awards are valued based on the closing price of our common stock on the New York Stock Exchange on the grant date. Option awards are valued using the Black-Scholes option pricing model. The underlying valuation assumptions for equity awards are further discussed in Note I to our audited financial statements filed with our Annual Report on Form 10-K for fiscal 2011.

(3)	Reflects award opportunities under the fiscal 2011 MIP for which performance is complete. Actual amounts earned under the fiscal 2011 MIP awards are discussed in footnote 3 to the Summary Compensation Table.

(4)	Reflects award opportunities under the fiscal 2011-2013 LRPIP cycle. Amounts earned by Mr. Sweetenham under LRPIP are to be paid in pounds sterling based on the exchange rate in effect at the end of the cycle. As discussed in the Compensation Discussion and Analysis, above, Ms. Meyrowitz’s new employment agreement reduces her existing target awards for fiscal 2010-2012 and fiscal 2011-2013 LRPIP cycles to those shown above to reflect the decrease in her base salary. Ms. Meyrowitz’s original target and maximum award opportunities were $1,575,000 and $2,362,500, respectively.

Non-Equity Incentive Plan amounts above reflect short-term cash incentives granted under our MIP and long-term cash incentives granted under our LRPIP. Our MIP and LRPIP are discussed above in “Compensation Discussion and Analysis.”

In fiscal 2011, we granted all equity incentives, including stock options and performance-based restricted stock, under our SIP. Stock options have a maximum term of ten years, and generally vest in equal annual installments over three years, upon a change of control and in the event of certain terminations of employment. In the event a named executive officer’s employment is terminated by reason of death, disability, or retirement at or after age 65 with five or more years of service, vested options generally remain exercisable for five years following termination, unless the option terminates on an earlier date pursuant to its terms. Following a retirement at or after age 65 with ten or more years of service, or a retirement at or after age 60 with twenty or more years of service, vested options generally remain exercisable for five years following termination and unvested options continue to vest for the three year period following retirement on the same basis as if the named executive officer had not retired and remain exercisable for an extended period, unless the option terminates on an earlier date pursuant to its terms. In the event of any other termination, other than a termination for cause, vested options for our named executive officers generally remain exercisable for six months following termination (or such other period of up to three years as the ECC determines at or after the grant date), unless the option terminates on an earlier date pursuant to its terms. All options, whether or not then vested, are forfeited on a termination for cause.

The restricted stock awards have both service-based and performance-based vesting conditions, except that awards fully vest upon a change of control and, for Ms. Meyrowitz, in the event of her death or disability. For performance-based restricted stock granted to our named executive officers in fiscal 2011, the service-based conditions are satisfied by continuous employment through the scheduled vesting date (or, for certain awards, through the end of the fiscal year immediately preceding the vesting date or earlier involuntary termination or termination due to death or disability), and the performance-based conditions are tied to the corporate performance target under our LRPIP or MIP. At such time as a participant’s shares of restricted stock vest, the participant is entitled to any dividends paid on the shares while they were restricted.

Outstanding Equity Awards at Fiscal Year End

The following table provides information on outstanding option and stock awards for named executive officers as of January 29, 2011:

	Option Awards					Stock Awards
								Equity	Equity
								Incentive	Incentive
			Equity Incentive					Plan Awards:	Plan Awards:
			Plan Awards:				Market	Number of	Market or
	Number of	Number of	Number of			Number of	Value of	Unearned	Payout Value
	Securities	Securities	Securities			Shares or	Shares or	Shares,	of Unearned
	Underlying	Underlying	Underlying			Units of	Units of	Units or	Shares, Units or
	Unexercised	Unexercised	Unexercised	Option	Option	Stock That	Stock That	Other Rights	Other Rights
	Options	Options	Unearned	Exercise	Expiration	Have Not	Have Not	That Have	That Have
Name	Exercisable(1)	Unexercisable(1)	Options	Price	Date	Vested(3)	Vested(2)	Not Vested(3)	Not Vested(2), (3)

Carol Meyrowitz	34,210	34,210	0	$35.03	09/08/18	175,000	$8,349,250	240,000	$11,450,400
	31,754	63,506	0	$37.74	09/17/19
	0	87,410	0	$41.13	09/09/20
Ernie L. Herrman	50,000	0	0	$21.43	09/07/15	23,188	$1,106,299	120,000	$5,725,200
	63,750	0	0	$27.00	09/06/16
	60,000	0	0	$29.23	09/10/17
	45,620	22,810	0	$35.03	09/08/18
	21,174	42,346	0	$37.74	09/17/19
	0	58,280	0	$41.13	09/09/20
Jeffrey G. Naylor	60,000	0	0	$29.23	09/10/17	19,188	$915,459	50,000	$2,385,500
	34,220	17,110	0	$35.03	09/08/18
	15,884	31,766	0	$37.74	09/17/19
	0	43,720	0	$41.13	09/09/20
Jerome Rossi	35,063	0	0	$27.00	09/06/16	14,800	$706,108	24,000	$1,145,040
	44,000	0	0	$29.23	09/10/17
	34,220	17,110	0	$35.03	09/08/18
	15,884	31,766	0	$37.74	09/17/19
	0	43,720	0	$41.13	09/09/20
Paul Sweetenham	32,000	0	0	$29.23	09/10/17	16,100	$768,131	45,000	$2,146,950
	20,540	10,270	0	$35.03	09/08/18
	9,534	19,066	0	$37.74	09/17/19
	0	31,610	0	$41.13	09/09/20

(1)	All option awards have a ten-year maximum term and vest in equal annual installments over three years, beginning on the first anniversary of the grant date, and upon a change of control and certain employment terminations.

(2)	Market values reflect the closing price of our common stock on the New York Stock Exchange on January 28, 2011 (the last business day of the fiscal year), which was $47.71.

(3)	The following table shows the scheduled vesting dates for all unvested share awards for our named executive officers as of January 29, 2011, subject to satisfaction of the performance- and service-based conditions of the award (and assuming ECC certification of performance):

	Number of
	Unvested
Name	Shares	Vesting Date(a)

Carol Meyrowitz	150,000	03	/03/11
	25,000	03	/03/11
	120,000	03	/2012(b)
	120,000	03	/2013(b)
Ernie L. Herrman	11,000	03	/03/11
	12,188	09	/06/11
	30,000	09	/06/12
	35,000	09	/06/13
	55,000	09	/06/14
Jeffrey G. Naylor	7,000	03	/03/11
	12,188	04	/15/11
	25,000	04	/15/12
	25,000	04	/15/13
Jerome Rossi	7,000	03	/03/11
	7,800	09	/06/11
	12,000	09	/06/12
	12,000	09	/06/13
Paul Sweetenham	7,000	03	/03/11
	9,100	09	/06/11
	20,000	09	/06/12
	25,000	09	/06/13

(a)	Each of Ms. Meyrowitz’s stock awards, and each stock award with a vesting date of March 3, 2011, has performance-based vesting conditions that would be satisfied if MIP performance, as certified by the ECC, for the fiscal year immediately preceding the vesting date results in a payout of at least 67% of the corporate MIP target award opportunities and service-based vesting conditions that would be satisfied by continued employment through the end of such fiscal year or earlier involuntary termination or termination due to death or disability. Each other stock award shown above has performance-based vesting conditions that would be satisfied if LRPIP performance, as certified by the ECC, for the cycle most recently completed prior to the vesting date results in a payout of at least 67% of the LRPIP target award opportunities and service-based vesting conditions that would be satisfied by continued employment through the vesting date.

(b)	March 2012 and March 2013 meetings of the ECC.

Option Exercises and Stock Awards Vested during Fiscal 2011

The following table provides information relating to option exercises and stock award vesting of performance-based restricted stock for our named executive officers during fiscal 2011.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired	Realized	Acquired	Realized
	on Exercise	on Exercise(1)	on Vesting	on Vesting(2)

Name
Carol Meyrowitz	281,710	$4,092,840	150,000	$6,705,000
Ernie L. Herrman	77,500	$1,794,398	15,938	$667,643
Jeffrey G. Naylor	363,750	$6,540,191	15,938	$737,133
Jerome Rossi	41,250	$835,692	10,200	$427,278
Paul Sweetenham	34,000	$501,575	8,500	$356,065

(1)	Represents the stock price on the New York Stock Exchange on exercise date minus the option exercise price multiplied by the number of shares acquired on exercise.

(2)	Represents the stock price on the New York Stock Exchange on vesting date.

Pension Benefits

In the U.S., we have a tax-qualified defined benefit plan, or Retirement Plan, and a nonqualified Supplemental Executive Retirement Plan, or SERP. We do not have a policy of granting extra years of credited service for purposes of these plans. Our Retirement Plan was closed to new participants as of February 1, 2006, although participants employed prior to that date continue to accrue benefits. We have not offered primary SERP benefits to any new participants in a number of years and do not currently intend to do so in the future, although we continue to offer an alternative SERP benefit.

Under our Retirement Plan, participants accrue a benefit payable as an annuity at retirement or, if vested, following an earlier termination of employment. The amount accrued each year once participation commences after an initial one-year eligibility period, expressed as a life annuity commencing at age 65, is 1% of eligible compensation (base salary and MIP awards) up to a periodically adjusted limit ($94,000 in calendar 2010 and $99,000 in calendar 2011) and 1.4% of eligible compensation in excess of that limit. For years of service in excess of 35, the accrual rate is 1% per year of eligible compensation. Compensation for any year in excess of another periodically adjusted limit, currently $245,000, however, is disregarded for these purposes. Eligible participants are also entitled to supplemental credits. Benefits under the Retirement Plan vest, in general, after five years of service. A vested participant who retires or whose employment terminates prior to age 65 with at least ten years of service may elect to receive a reduced annuity benefit commencing at age 55 or later.

Under our SERP, the primary benefit provides participants who retire at or after age 55 with at least ten years of service a benefit equal to the value of an annuity commencing at age 65 providing annual payments up to a maximum of 50% of the participant’s final average earnings, less other employer-provided retirement benefits and social security benefits. This benefit, before offsets, accrues at the rate of 2.5% of final average earnings for each year of service not in excess of 20 until age 65. In view of his continued service beyond age 65, Mr. Rossi is entitled to additional retirement benefit accruals based on his earnings and service after age 65 if more favorable than his primary benefit under existing SERP terms. In determining final average earnings, the SERP includes base salary and MIP, but not LRPIP, and uses the highest average of five years over the preceding ten years. The primary SERP benefit is payable in installments, or in certain other forms of actuarially equivalent value. The alternative benefit provides participants whose Retirement Plan benefits are affected by Internal Revenue Code benefit restrictions with the amount of the benefits lost by reason of those restrictions. Participants who are eligible for the primary benefit are eligible to receive the alternative benefit in lieu of the primary benefit if it provides a greater benefit at the time of retirement or other termination of employment.

The following table provides information on pension benefits for our named executive officers eligible for these benefits as of January 29, 2011:

		Number of	Present	Payments
		Years of	Value of	Made During
		Credited	Accumulated	Last Fiscal
Name	Plan Name(1)	Service	Benefit(2)	Year

Carol Meyrowitz(3)	Retirement Plan	24	$369,760	0
	SERP (Primary)	20	$12,326,774	0
Jeffrey G. Naylor(3)	Retirement Plan	6	$107,422	0
	SERP (Alternative)	6	$379,552	0
Ernie L. Herrman(3)	Retirement Plan	20	$227,524	0
	SERP (Alternative)	20	$636,225	0
Jerome Rossi(3)	Retirement Plan	14	$366,257	0
	SERP (Primary)	20	$4,968,653	0

(1)	Participants in our Retirement Plan and our alternative SERP benefit program begin to accrue credited service after one year of service with TJX. Participants under our primary SERP benefit began to accrue credited service immediately and are credited with a maximum of 20 years of service.

(2)	The underlying valuation methodology and other material assumptions utilized in calculating the present value of the accumulated pension benefits are disclosed in Note J to our audited financial statements filed with our Annual Report on Form 10-K for fiscal 2011.

(3)	Ms. Meyrowitz, Mr. Naylor, Mr. Herrman and Mr. Rossi are fully vested in their Retirement Plan and SERP benefits. For purposes of SERP, Mr. Rossi receives credit for his years of service with Marshalls prior to its acquisition by TJX. Mr. Sweetenham did not participate in these plans. Instead, he participated in the U.K. retirement plan, which is not included above because it is a defined contribution plan.

Nonqualified Deferred Compensation Plans

We have an Executive Savings Plan, or ESP, which is a nonqualified deferred compensation plan available to key employees. Under the ESP, our U.S.-based named executive officers and other eligible employees can elect to defer up to 20% of base salary and up to 100% of any MIP and LRPIP awards, our directors can elect to defer retainers and meeting fees, and our U.S.-based named executive officers not eligible for primary SERP benefits (currently Mr. Herrman and Mr. Naylor) are eligible to receive matching credits on base salary deferrals of up to 10% of base salary, with an enhanced level of matching credits for up to 15 years. For calendar 2010, the potential match for Mr. Herrman and Mr. Naylor was 100% of their eligible deferrals, plus, if our MIP performance resulted in a payout of between 90% and 125% of the target corporate award opportunities for fiscal 2011, an additional match ranging from 50% to 150% of eligible deferrals. Matching employer credits are 50% vested after five years of plan participation and are 100% vested after ten years of plan participation, at age 55, or upon a change of control or separation from service by reason of death or disability. All amounts deferred or credited to a participant’s account under the ESP are notionally invested in mutual funds or other investments available on the market. Although not required by the ESP, it is our practice to purchase the investments notionally invested under the participants’ accounts, thus realizing the actual return of the notional investments.

Under the ESP, amounts deferred are generally distributed following termination of employment unless the participant has elected an earlier distribution date, which may be no earlier than January 1st of the second year following the year of the deferral. Vested employer matching credits are distributed before age 55 upon death or separation from service due to disability, at age 55 if a participant has separated for any other reason, or upon a separation from service after age 55. Distributions are generally made in a lump sum payment; however, a participant may elect to be paid in annual installments over a period of not more than ten years in the event that his or her employment terminates after age 55. Amounts vested under the ESP prior to January 1, 2005 (and earnings on those amounts) can be distributed at the participant’s request prior to termination of employment in a lump sum distribution of 85% of the vested account, with the remaining 15% forfeited.

Mr. Sweetenham, a resident of the U.K., is entitled to receive annual performance-based matching credits similar to those provided under the ESP to our eligible U.S.-based named executive officers. Mr. Sweetenham is eligible for matching credits ranging between 50% and 150% on his U.K. retirement plan deferrals of up to 8% of his base salary and 8% of his MIP bonus, for up to 20 years, if performance under MIP for the relevant fiscal year produces a payout of between 90% and 125% of the target corporate award opportunities. Based on our fiscal 2011 corporate MIP performance, although Mr. Sweetenham requested that he receive no MIP bonus, Mr. Sweetenham was eligible for the maximum performance-based match because the ECC determined to treat Mr. Sweetenham as having received and deferred 8% of his corporate MIP bonus for this purpose. Mr. Sweetenham’s deferred compensation benefit is reflected in an account that is an unfunded obligation of TJX UK and is notionally invested in mutual funds or other market investments. The vesting, distribution, and other terms of Mr. Sweetenham’s deferred compensation account are designed to follow the terms that apply to employer credit accounts of our U.S-based named executive officers under the ESP.

Through December 31, 2007, we offered eligible employees, including our named executive officers, and directors the opportunity to participate in the General Deferred Compensation Plan, or GDCP, another nonqualified deferred compensation plan. Under the GDCP, participants could defer all or a portion of base salary and MIP and LRPIP awards and, in the case of directors, retainers and meeting fees and be credited amounts on deferrals based on a rate for Treasury securities that is adjusted annually. For calendar 2010, this rate was 3.28%. No further deferrals were permitted beginning with fiscal 2009 compensation, but previously deferred amounts continue to be credited with interest amounts.

Amounts deferred under the GDCP on or after January 1, 2005 (and earnings on those amounts) that had not been distributed prior to January 1, 2009 are distributed under the terms of the ESP, as described above. Amounts deferred under the GDCP prior to January 1, 2005 (and earnings on those amounts credited prior to that date) are distributed in a lump sum at termination of service or upon an event or at a date (no later than the tenth anniversary of termination of service) and in a lump sum or in monthly installments as elected by the participant. Upon a change of control, each participant receives the entire amount credited to his deferred account in a lump sum payment.

The following table provides information on nonqualified deferred compensation plans for our named executive officers as of January 29, 2011:

	Executive	Registrant	Aggregate	Aggregate	Aggregate
Name &	Deferrals in	Matching Credits	Earnings in	Withdrawals/	Balance at
Plan Name	Last FY(1)	in Last FY(2)	Last FY(3)	Distributions	Last FYE(4)

Carol Meyrowitz
GDCP	$0	$0	$17,655	$0	$559,405
ESP	$294,039	$0	$147,516	$0	$1,021,371
Jeffrey G. Naylor
GDCP	$0	$0	$4,219	$0	$133,681
ESP	$151,500	$195,776	$171,673	$0	$1,179,465
Ernie L. Herrman
GDCP	$0	$0	$0	$0	$0
ESP	$98,057	$251,649	$29,434	$0	$933,227
Jerome Rossi
GDCP	$0	$0	$34,373	$0	$1,089,105
ESP	$0	$0	$0	$0	$0
Paul Sweetenham	$0	$178,988	$0	$0	$178,988

(1)	Also included as Salary or Non-Equity Incentive Plan Compensation in the Summary Compensation Table. Mr. Sweetenham’s deferrals are made pursuant to the broad-based U.K. retirement plan.

(2)	Includes the performance-based matching credits earned for fiscal 2011. The amounts in this column are also included in All Other Compensation column in the Summary Compensation Table.

(3)	Reflects notional market-based earnings on deferrals and other amounts credited to the account of plan participants. It is our practice to purchase the specified notional investments for deferred compensation of U.S.-based executives, thus realizing the actual market returns on the notional investments.

(4)	The aggregate balance includes executive deferrals of income for prior fiscal years. Such deferrals for individuals who were named executive officers for the fiscal years of the deferrals were included as compensation for such individuals in the compensation tables in prior proxy statements. The aggregate balance also includes earnings on amounts deferred and performance-based matching credits earned for fiscal 2011 but not credited until after the close of fiscal 2011.

Potential Payments upon Termination or Change of Control

Potential Payments upon Termination under our Employment Agreements.  Each of our named executive officers during fiscal 2011 was a party to an employment agreement providing for payments in connection with the termination of the executive’s employment or a change of control. If, on the last day of fiscal 2011, we had terminated the executive’s employment other than for cause, or if the executive had terminated his or her employment in connection with a forced relocation of more than forty miles (a “constructive termination”), the executive would have been entitled under these agreements to continued base salary and any automobile allowance for twenty-four months (twelve months, in the case of Mr. Sweetenham); cash payments during the severance period in an amount sufficient after taxes to cover the cost of any COBRA continuation of medical benefits elected by our U.S. executives (excluding Mr. Sweetenham); cash incentive awards under MIP and LRPIP for each uncompleted year or award cycle, subject to the attainment of the applicable performance goals and adjusted to reflect the executive’s period of service during the year or cycle; equity awards in accordance with their terms (plus, for Ms. Meyrowitz, acceleration of outstanding and unvested stock options as provided under her agreement); and vested and accrued, but unpaid, compensation and benefits. Each executive would also have been entitled to these severance benefits upon termination of employment by reason of death or disability on the last day of fiscal 2011, except that base salary continuation would be adjusted so as not to duplicate any long-term disability benefits received by the executive, and the MIP award described above would be paid at target for the year in which termination occurred and would not be prorated (and Mr. Naylor would also have been entitled to the same MIP award he would have received had his employment been terminated without cause or in a constructive termination). Termination for cause or a voluntary termination (other than a constructive termination) would not entitle the executives to these benefits, other than to the payment of certain already accrued and vested amounts. For purposes of these benefit entitlements, a termination of Ms. Meyrowitz’s employment at the end of the agreement term would have been treated as a termination other than for cause if the parties did not mutually agree to continue her employment, and a termination of employment at the end of the agreement term for Mr. Herrman, Mr. Naylor or Mr. Sweetenham would also have been treated as a termination other than for cause unless we made an offer of continued service in a comparable position, as reasonably determined by the ECC. The employment agreements in effect for Ms. Meyrowitz and Mr. Naylor during fiscal 2011 both had terms that ended on the last day of fiscal 2011, and, in both cases, we agreed prior to the end of the fiscal year to a new employment agreement effective as of the beginning of fiscal 2012.

Under the new or amended employment agreements with Ms. Meyrowitz, Mr. Herrman and Mr. Naylor that became effective in fiscal 2012, the executives are entitled to the same benefits described above upon a termination without cause or constructive termination (with salary continuation for Ms. Meyrowitz determined by reference to her fiscal 2011 salary) or upon a termination due to death or disability (except that Mr. Naylor is no longer entitled to the additional MIP benefit upon such a termination). Upon a voluntary termination with 90 days’ notice during the term of her new agreement, Ms. Meyrowitz is also entitled to the continuation of salary and automobile allowance, and payments to cover the cost of COBRA continuation of health benefits, in each case on the same basis as if she had been involuntarily terminated without cause, as well as prorated LRPIP benefits for any full fiscal years in a cycle that are completed prior to termination.

Potential Payments upon Change of Control under our Employment Agreements.  If a change of control were to have occurred on the last day of fiscal 2011 (with or without a termination of employment), each named executive officer would have received, in addition to any earned but unpaid MIP and LRPIP awards, a cash lump sum payment equal to his or her target award and a prorated target award under MIP for the year of the change of control, plus his or her maximum award for each uncompleted LRPIP cycle, plus any benefits (including any acceleration of awards) under the Stock Incentive Plan and TJX’s deferred compensation plans. If the executive’s employment had been terminated by us other than for cause, by the executive for good reason (as defined in the agreement), or by reason of death or disability, in each case within 24 months following a change of control and prior to the end of the term of the agreement, the executive would have been entitled to receive alternative severance benefits under his or her employment agreement instead of the severance benefits described above. The alternative severance benefits consisted of a lump sum severance payment equal to two times the higher of the executive’s base salary immediately prior to termination or the change of control (offset by any long-term disability benefits) plus the value of two years of his or her automobile allowance; and two years of continued participation in medical and life insurance programs (except to the extent of replacement coverage). The employment agreements for Ms. Meyrowitz and Mr. Rossi also would have provided for an alternative lump sum benefit using specified assumptions (including, for Ms. Meyrowitz, assumptions representing early commencement of her benefit) to be payable under SERP upon such a termination.

We would also have been obligated to pay all legal fees and expenses the executive reasonably incurred in seeking enforcement of contractual rights following a change of control. If the executive’s benefits upon a change of control were to result in a “golden parachute” excise tax under the Internal Revenue Code, the executive would not be entitled to any tax gross-up payment but would be subject to a reduction in his or her benefits if and to the extent such a reduction would put the executive in a better after-tax position.

The events that constitute a change of control under the employment agreements for our named executive officers at fiscal 2011 year end generally consisted of the following, subject to the qualifications set forth in those employment agreements: (i) a change of control required to be reported under the Securities Exchange Act of 1934, as amended; (ii) the acquisition of 20% or more of our common stock followed by a change in a majority of our board of directors; (iii) a proxy solicitation or solicitations followed by a change in a majority of our board of directors; and (iv) the execution of certain agreements of acquisition, merger or consolidation followed by consummation of the transactions contemplated by such agreement.

Under the new or amended employment agreements with Ms. Meyrowitz, Mr. Herrman and Mr. Naylor that became effective in fiscal 2012, the executives are entitled to the same benefits described above following a change of control, except that MIP- and LRPIP-based amounts payable upon a change of control would only include a lump sum settlement at target of MIP and LRPIP awards for which the performance period or cycle had not ended, in addition to payment of any unpaid but earned amounts under those programs. In addition, the alternative severance benefits under the new or amended agreements are payable upon any qualifying termination within 24 months following the change of control (without regard to the scheduled term of the agreement) and would include a lump sum severance payment equal to two times the sum of the executive’s annual base salary, target MIP award amount and annual automobile allowance. For this purpose, the executive’s base salary would be adjusted so as not to duplicate any long-term disability benefits and would be determined, in the case of Ms. Meyrowitz, by reference to her fiscal 2011 salary rate, or, in the case of Mr. Herrman and Mr. Naylor, by reference to the higher of the executive’s base salary immediately prior to termination or the change of control.

Related Provisions.  Each named executive officer agreed to non-solicitation and non-competition provisions during the term of employment and during the applicable severance period thereafter, and to confidentiality provisions during and after employment. Benefits under the employment agreements and SERP, as well as benefits attributable to the enhanced employer match under the ESP and Mr. Sweetenham’s deferred compensation benefit, are conditioned on compliance with restrictive covenants, except that upon a change of control the executive is no longer subject to any covenant not to compete following a termination of employment.

As described under the “Grants of Plan-Based Awards in Fiscal 2011” table above, under the terms of awards granted under our SIP, each executive would be entitled to full vesting of unvested stock awards and stock options upon a change of control, partial vesting of stock options upon a termination of employment due to death or disability more than three months after the options were granted, continued vesting of outstanding stock options upon retirement if the applicable age and service requirements are met, and certain extended post-termination exercise periods in the event of death or disability or upon a qualifying retirement. Ms. Meyrowitz would also be entitled to full vesting of her unvested stock awards upon death or disability. In the event of a termination of employment by us other than for cause, Ms. Meyrowitz’s stock options would vest in full and her stock awards would remain subject to the satisfaction of the applicable performance conditions but the applicable service-based conditions would be deemed satisfied. For certain stock awards held by other named executive officers as described above under “Outstanding Equity Awards at Fiscal Year End,” the applicable service-based conditions would be deemed satisfied upon an involuntary termination or termination due to death or disability. As noted above under “Nonqualified Deferred Compensation Plans,” employer credit accounts under the ESP, and the employer credit account established for Mr. Sweetenham, would also vest in full upon a change of control or termination of employment due to death or disability.

The agreements and plans include terms designed to comply with the deferred compensation provisions of Section 409A of the Code, including provisions that would delay certain termination-related benefits for six months beyond termination of employment and alternative payment provisions that could apply in connection with a change in control not described in Section 409A.

The following table sets forth aggregate estimated payment obligations to each of our named executive officers assuming the triggering events occurred on January 29, 2011, all pursuant to the terms of TJX’s plans and each executive’s employment agreement as in effect on such date:

Triggering Event /Payments(1)	C. Meyrowitz	E. Herrman	J. Naylor	J. Rossi	P. Sweetenham(2)

Death /Disability
Severance	$3,150,000	$2,000,000	$1,580,000	$1,490,000	$850,000
MIP and LRPIP(3)	3,083,333	1,391,564	1,125,511	740,145	1,157,997
Acceleration of Unvested Option Awards	360,289	240,229	180,203	180,203	112,736
Acceleration of Unvested Stock Awards	11,450,400	0	0	0	0
Acceleration of Unvested Employer Credit Account(5)	0	0	181,652	0	183,548
Medical Benefits	26,375	37,180	31,374	37,180	0
Automobile Benefit	71,808	71,808	71,808	71,808	35,904

Total	$18,142,205	$3,740,781	$3,170,548	$2,519,336	$2,340,185

Termination without Cause /Constructive Termination
Severance	$3,150,000	$2,000,000	$1,580,000	$1,490,000	$850,000
MIP and LRPIP(3)	1,508,333	750,000	700,000	375,000	700,000
Acceleration of Unvested Option Awards	1,642,095	0	0	0	0
Acceleration of Unvested Stock Awards(4)	11,450,400	0	0	0	0
Medical Benefits	26,375	37,180	31,374	37,180	0
Automobile Benefit	71,808	71,808	71,808	71,808	35,904

Total	$17,849,011	$2,858,988	$2,383,182	$1,973,988	$1,585,904

Change of Control
MIP and LRPIP	$7,725,000	$3,608,127	$2,951,021	$1,855,290	$3,015,994
Acceleration of Unvested Option Awards	1,642,095	1,094,903	821,339	821,339	528,305
Acceleration of Unvested Stock Awards	11,450,400	6,350,339	3,001,489	1,533,738	2,610,961
Acceleration of Unvested Employer Credit Account(5)	0	0	181,652	0	183,548
Reduction to Maximize After-Tax Benefits(6)	0	0	0	0	(168,119)

Total	$20,817,495	$11,053,369	$6,955,501	$4,210,367	$6,170,689

Change of Control followed by Qualifying Termination
Severance	$3,150,000	$2,000,000	$1,580,000	$1,490,000	$1,700,000
MIP and LRPIP	7,725,000	3,608,127	2,951,021	1,855,290	3,015,994
SERP Enhancement(5)	4,607,018	0	0	0	0
Acceleration of Unvested Option Awards	1,642,095	1,094,903	821,339	821,339	528,305
Acceleration of Unvested Stock Awards	11,450,400	6,350,339	3,001,489	1,533,738	2,610,961
Acceleration of Unvested Employer Credit Account(5)	0	0	181,652	0	183,548
Medical/Life Insurance	24,070	30,668	28,173	32,938	8,940
Automobile Benefit	67,694	67,694	67,694	67,694	67,694
Reduction to Maximize After-Tax Benefits(6)	(484,302)	(22,468)	0	0	0

Total	$28,181,975	$13,129,263	$8,631,368	$5,800,999	$8,115,442

(1)	We used the following assumptions to calculate the payments set forth in the table:

•	We assumed in each case that termination is not for cause; the executive does not violate his or her non-competition, non-solicitation, or confidentiality agreements with us following termination; the executive does not receive medical or life insurance coverage from another employer within the relevant severance periods; and the executive does not incur legal fees requiring reimbursement from us. We also assumed that any change of control would have qualified as a “change in control event” under Section 409A of the Internal Revenue Code.

•	We valued performance-based restricted stock and stock options using the closing price of our common stock on the New York Stock Exchange on January 28, 2011, the last business day of the fiscal year, which was $47.71 per share. We included the full value of all accelerated performance-based restricted stock awards ($47.71 per share), plus the value of any accumulated dividends that would be paid upon the vesting of such stock, and the spread value ($47.71 per share minus the option exercise price) for all stock options that are accelerated upon a termination of employment (including by reason of death or disability) or change of control. In the case of a change of control (with or without a termination), we assumed that all such awards would be cashed out at closing. See the table titled “Outstanding Equity Awards at Fiscal Year End” for information regarding unvested stock and option awards.

•	We used the same assumptions for health care benefits that we used for our financial reporting under U.S. generally accepted accounting principles. We assumed COBRA continuation for 18 months in the event that an executive (other than Mr. Sweetenham) would be contractually entitled to payments based on the cost of such coverage following a termination of employment.

•	In the case of payments following termination by reason of disability, the amount of severance shown assumes salary continuation and/or long-term disability payments, coordinated to avoid duplication.

We did not include any amounts in respect of accrued but unpaid base salary or benefits, any amounts in respect of bonuses under MIP and LRPIP for performance periods ending on January 29, 2011 that were earned but remained unpaid as of that date, or any amounts in respect of outstanding equity awards that either were earned based on performance as of January 29, 2011 but that were not settled, or that would not have accelerated upon the triggering event.

(2)	Amounts denominated in pounds sterling and payable to Mr. Sweetenham were converted to U.S. dollars using $1.5860 per pound, which was the exchange rate in effect on January 28, 2011 (the last business day of the fiscal year). For payments that by their terms are made by reference to U.S. dollar amounts and that would otherwise be converted into pounds sterling upon or prior to payment to Mr. Sweetenham, amounts were determined using the U.S. dollar amounts.

(3)	The amount, for each executive, includes a prorated award for each LRPIP cycle ending after January 29, 2011, based on the number of months of the cycle completed as of January 29, 2011 over 36 and assuming target performance, plus, in the event of termination due to death or disability, the target MIP award for fiscal 2011.

(4)	The amount assumes that the applicable performance conditions are satisfied with respect to Ms. Meyrowitz’s unvested stock awards.

(5)	For Mr. Herrman, Mr. Naylor and Mr. Sweetenham, the amount represents any unvested portion of the executive’s employer credit account under the ESP (or, for Mr. Sweetenham, under the terms of his supplemental benefit in the U.K.) that would vest upon a change of control or termination due to death or disability. For Ms. Meyrowitz and Mr. Rossi, the amounts represent the estimated value of any enhancement under our SERP using the actuarial assumptions specified in their employment agreements in the case of a termination following a change of control. In addition to these benefits payable under our ESP and SERP and reflected in the table above, our named executive officers are eligible for the other benefits described in the sections titled “Pension Benefits” and “Nonqualified Deferred Compensation Plans” and, like other participants in such plans, would be entitled to benefits under those plans in accordance with their terms.

(6)	In the case of a change of control (both with and without a termination), we estimated the mandatory reductions to benefits that would apply in order to maximize the executive’s benefit after change-of-control excise and other taxes. In estimating these tax consequences and corresponding payment reductions, we assumed that all outstanding in-the-money stock options are cashed out at their spread value ($47.71 per share minus the option exercise price); all performance-based restricted stock awards are cashed out at full value ($47.71 per share); and, under special rules for calculating the amount of each parachute payment (including those determined under the above assumptions) that is treated as contingent upon a change of control, only a portion of the value of stock options, performance-based stock awards with performance periods ending on January 29, 2011, accumulated cash dividends with respect to such stock awards, and certain other payments, is taken into account. These figures also assume that none of the parachute payments is exempt under a special rule for reasonable compensation, and that no payment will be treated as contingent upon a change of control under a special presumption applicable to agreements entered into or amendments made during fiscal 2011. Finally, for purposes of these estimates, we assumed that Mr. Sweetenham, a resident of the U.K., would have been subject to U.S. federal tax in the same manner and at the same rate as we assume for our U.S. named executive officers, and that Mr. Sweetenham’s safe harbor for purposes of the “golden parachute” rules would have been determined by reference to his average U.K. taxable earnings and benefits converted from pounds sterling to U.S. dollars using the exchange rate in effect on the last day of each calendar year.

Compensation of Directors

For fiscal 2011, we paid all of our non-employee directors as follows:

•	Annual retainer of $50,000 for each director.

•	Additional annual retainer of $10,000 for each Committee chair.

•	Additional annual retainer of $70,000 for the Lead Director.

•	Fee of $1,500 for each Board meeting attended (each day of a multiple day Board meeting is treated as a separate Board meeting with respect to this fee).

•	Fee of $2,000 for each Committee meeting attended as a Committee member or $2,500 for each regularly scheduled Committee meeting attended as Committee chair (other than, in each case, the Executive Committee).

•	Two annual deferred stock awards, each representing shares of our common stock valued at $50,000.

In fiscal 2011, PM&P advised the Corporate Governance Committee with respect to the compensation of our directors. With the advice of PM&P, and upon the recommendation of the Corporate Governance Committee, the Board of Directors increased the amount of each annual deferred stock award to $62,500, effective January 30, 2011. Payment of fees for attendance at special meetings of the Board or committees is at the discretion of the Chairman of the Board or the Lead Director, taking into consideration such matters as deemed relevant by the Chairman of the Board or the Lead Director, as applicable, such as the length of the meeting and preparation time required. Employee directors will not receive separate compensation for their service as directors. The Executive Committee does not receive the committee-specific compensation. Directors are reimbursed for customary expenses for attending Board and committee meetings. The deferred stock awards (and deferred dividends on those awards) are granted under our SIP. One of the deferred stock awards vests immediately and is payable with accumulated dividends in stock at the earlier of separation from service as a director or change of control. The second award vests based on service as a director until the annual meeting next following the award and is payable with accumulated dividends in stock upon vesting or, if an irrevocable advance election is made, at the same time as the first award. In the event that a non-employee director separates from service as a director prior to vesting in the second award, such award will be forfeited.

Our non-employee directors are eligible to defer their retainers and fees under the ESP but are not eligible for matching credits. Amounts deferred by directors under the ESP are notionally invested in mutual funds or other investments available on the market. Participating non-employee directors may select a distribution date earlier than retirement from the Board, but no earlier than January 1st of the second year following the year of the deferral. Prior to January 1, 2008, our non-employee directors were eligible to defer their retainers and fees in our GDCP, under which amounts deferred earn interest at a periodically adjusted market-based rate. Amounts deferred under the GDCP on or after January 1, 2005 will be distributed under the terms of the ESP, as described above. Amounts deferred under the GDCP prior to January 1, 2005 will be paid on leaving the Board. We do not provide retirement or insurance benefits for our non-employee directors.

The following table provides information concerning compensation for our non-employee directors for fiscal 2011. Compensation for Mr. Cammarata as an employee and executive officer of TJX for fiscal 2011 is included below, although it is our policy that employee directors are not paid additional compensation for their service as directors. Ms. Meyrowitz’s compensation is shown above in the Summary Compensation Table with that of the other named executive officers.

					Change in
					Position Value and
					Nonqualified
	Fees Earned			Non-Equity	Deferred
	or Paid	Stock	Options	Incentive Plan	Compensation	All Other
Name	in Cash	Awards(1),(2)	Awards(2)	Compensation	Earnings	Compensation	Total

José B. Alvarez	$94,750	$104,585					$199,335
Alan M. Bennett	$81,250	$104,585					$185,835
David A. Brandon	$98,500	$109,857					$208,357
Bernard Cammarata	$500,000 (3)	—			$17,273 (4)	$40,803 (5)	$558,076
David T. Ching	$91,250	$104,312					$195,562
Michael F. Hines	$102,500	$105,120					$207,620
Amy B. Lane	$100,000	$106,164					$206,164
John F. O’Brien	$149,250	$110,861					$260,111
Robert F. Shapiro(6)	$33,646	$16,459					$50,105
Willow B. Shire	$101,750	$110,904					$212,654
Fletcher H. Wiley	$91,250	$116,186					$207,436

(1)	Represents deferred share awards totaling $100,000 and credits for dividends on deferred shares.

(2)	The following table shows the number of outstanding shares of deferred stock awards and the number of outstanding shares underlying option awards of our directors as of January 29, 2011 other than Ms. Meyrowitz, whose outstanding equity awards are shown with the named executive officers above:

	Outstanding	Outstanding
Name	Stock Awards(a)	Option Awards(b)

José B. Alvarez	11,258	0
Alan M. Bennett	11,258	0
David A. Brandon	21,709	0
Bernard Cammarata	0	0
David T. Ching	9,068	0
Michael F. Hines	12,318	0
Amy B. Lane	13,564	7,956
John F. O’Brien	22,051	12,000
Willow B. Shire	22,136	48,000
Fletcher H. Wiley	34,257	0

(a)	1,084 deferred shares for each director are unvested and will vest on the date of the 2011 Annual Meeting.

(b)	All options were granted with an exercise price equal to the closing price on the New York Stock Exchange on the date of grant, have a ten-year term, vest after one year or upon a change of control, and remain exercisable for the term of the option or up to five years after cessation of Board service. Such options terminate upon death, except that upon death within the last year of such five-year period, options remain exercisable for one year following death. Stock option grants for non-employee directors were eliminated in June 2006.

(3)	Represents Mr. Cammarata’s salary under his employment agreement.

(4)	Represents the increase in the actuarial present value of Mr. Cammarata’s accumulated benefit obligations under our retirement plan. Non-employee directors do not receive retirement benefits. We do not pay above-market or preferential earnings on deferred compensation.

(5)	Reflects an automobile benefit of $35,904 and matching contribution under our 401(k) plan of $4,899.

(6)	Mr. Shapiro did not stand for re-election in June 2010.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 28, 2012. We are asking stockholders to ratify this appointment. Representatives of PwC will attend the Annual Meeting, where they will have the opportunity to make a statement if they wish to do so and will be available to answer questions from the stockholders.

Your Board of Directors unanimously recommends a vote FOR Proposal 2, Ratification of Appointment of Independent Registered Public Accounting Firm.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Compensation Discussion and Analysis beginning on page 14 of this Proxy Statement describes our executive compensation program and the compensation of our named executive officers for fiscal 2011. The Board of Directors is asking shareholders to cast a non-binding, advisory vote indicating their approval of that compensation by voting FOR the following resolution:

“RESOLVED, that the shareholders of The TJX Companies, Inc. APPROVE, on an advisory basis, the compensation paid to its named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

As described in detail in the Compensation Discussion and Analysis, we have a total compensation approach focused on performance-based incentive compensation that seeks to:

•	attract and retain very talented individuals in the highly competitive retail environment, maintaining an extremely high talent level in our company and providing for succession broadly across our management,

•	reward objectively determinable achievement of the short- and long-term financial objectives reflected in our business plans, and

•	enhance shareholder value by directly aligning the interests of our executives and shareholders.

We believe TJX’s performance demonstrates the effectiveness of our compensation program.

The Board is asking shareholders to support this proposal. Although the vote we are asking you to cast is non-binding, the Executive Compensation Committee and the Board value the views of our shareholders as expressed in their votes. The Board and Executive Compensation Committee will consider the outcome of the vote when determining future compensation arrangements for our named executive officers.

Your Board of Directors recommends a vote FOR Proposal 3, Advisory Vote on Executive Compensation.

PROPOSAL 4

ADVISORY VOTE ON FREQUENCY OF EXECUTIVE COMPENSATION ADVISORY VOTES

In Proposal 3, we are asking shareholders to cast an advisory vote on TJX’s executive compensation program. That advisory vote is referred to as a “say-on-pay” vote. In this Proposal 4, we are asking shareholders to cast an advisory vote on how frequently we should have say-on-pay votes in the future. Shareholders may vote whether to hold say-on-pay votes every one, two or three years; shareholders also have the option to abstain from voting on this matter. The interval selected by the highest number of votes cast will be the recommendation of the shareholders.

The Board believes at this time that say-on-pay votes should be held annually. Although this advisory vote on frequency is not binding on TJX’s Board of Directors, the Board values shareholder views as to what is an appropriate frequency for advisory votes on executive compensation, and welcomes the shareholders’ recommendation on this question.

Your Board of Directors recommends that shareholders vote for the one-year option in Proposal 4 as the frequency for the Advisory Vote on Executive Compensation.

VOTING REQUIREMENTS AND PROXIES

The nominees receiving a majority of votes properly cast at the meeting will be elected directors. All other proposals require the approval of the majority of votes properly cast.

If you vote your shares by mail, telephone or Internet, your shares will be voted in accordance with your directions. If you do not indicate specific choices when you vote by mail, telephone or Internet, your shares will be voted for the election of the director nominees, for the ratification of the appointment of the independent registered public accounting firm, to approve Proposal 3 (Advisory Vote on Executive Compensation) and in favor of the one-year option on Proposal 4 (Advisory Vote on Frequency of Executive Compensation Advisory Votes). The persons named as proxies will also be able to vote your shares at postponed or adjourned meetings. If any nominee should become unavailable, your shares will be voted for another nominee selected by the Board or for only the remaining nominees. Brokers are not permitted to vote your shares on any matter other than Proposal 2 (Ratification of the Independent Registered Public Accounting Firm). If your shares are held in the name of a broker or nominee and you do not instruct the broker or nominee how to vote with respect to the election of directors, the Advisory Vote on Executive Compensation or the Advisory Vote on the Frequency of Executive Compensation Advisory Votes or if you abstain or withhold authority to vote on any matter, your shares will not be counted as having been voted on that matter, but will be counted as in attendance at the meeting for purposes of a quorum.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

A stockholder who intends to present a proposal at the 2012 Annual Meeting of Stockholders and who wishes the proposal to be included in the proxy materials for that meeting must submit the proposal in writing to us so that we receive it no later than December 29, 2011. A stockholder who intends to present a proposal at the 2012 Annual Meeting of Stockholders but does not wish the proposal to be included in the proxy materials for that meeting must provide written notice of the proposal to us no earlier than February 14, 2012 and no later than March 16, 2012. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. Our by-laws, which are available at www.tjx.com, describe the requirements for submitting proposals at the Annual Meeting. A stockholder who wishes to nominate a director at the 2012 Annual Meeting must notify us in writing no earlier than February 14, 2012 and no later than March 16, 2012. The notice must be given in the manner and must include the information and representations required by our by-laws.

OTHER MATTERS

At the time of mailing of this proxy, we do not know of any other matter that may come before the Annual Meeting and do not intend to present any other matter. However, if any other matters properly come before the meeting or any adjournment, the persons named as proxies will have discretionary authority to vote the shares represented by the proxies in accordance with their own judgment, including the authority to vote to adjourn the meeting.

We will bear the cost of solicitation of proxies. We have retained Morrow & Co., Inc. to assist in soliciting proxies by mail, telephone and personal interview for a fee of $11,000, plus expenses. Our officers and other associates may also assist in soliciting proxies in those manners.

DIRECTIONS TO TJX CORPORATE HEADQUARTERS
770 Cochituate Road
Framingham, MA 01701

From Exit 13 on the Massachusetts Turnpike

After the tollbooth, bear left on the exit ramp across an overpass and onto Route 30 / Cochituate Road. At the second set of lights, turn left into The TJX Companies, Inc. facility.

From Logan International Airport (From the East)

Leaving the Airport, follow the signs for the Massachusetts Turnpike West (I-90W). Follow the Massachusetts Turnpike West for approximately 20 miles to exit 13 (Framingham/Natick). Follow the directions above for “From Exit 13 on the Massachusetts Turnpike.”

From the West

Take Massachusetts Turnpike East (I-90E) to exit 13, (Framingham/Natick). Follow the directions above for “From Exit 13 on the Massachusetts Turnpike.”

From the North

Take I-95 South to exit 25 (Massachusetts Turnpike I-90). Take the Massachusetts Turnpike West (I-90W) approximately 6.5 miles to exit 13 (Framingham/Natick). Follow the directions above for “From Exit 13 on the Massachusetts Turnpike.”

From the South

Take I-95 North to exit 25 (Massachusetts Turnpike). Take the Massachusetts Turnpike West (I-90W) approximately 6.5 miles to exit 13 (Framingham/Natick). Follow the directions above for “From Exit 13 on the Massachusetts Turnpike.”

Parking

TJX offers free parking. Follow the parking lot directory signage to the visitor parking areas.

Building Entrance

Enter the building through the Northeast Entrance (facing the Massachusetts Turnpike (I-90)).

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.
We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.
Internet and telephone voting are available through 11:59 PM Eastern Time the day prior to annual meeting day.

INTERNET
http://www.proxyvoting.com/tjx
The TJX Companies, Inc.	Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
 WO#
98879
▼ FOLD AND DETACH HERE ▼

Please Vote, Date and Sign Below and Return Promptly in the Enclosed Envelope. The Board of Directors recommends a vote FOR the Election of all Director nominees.	Please mark your votes as	☒
indicated in this example
1. Election of Directors
	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
Nominees:
1.1 José B. Alvarez 1.2 Alan M. Bennett 1.3 Bernard Cammarata 1.4 David T. Ching 1.5 Michael F. Hines	☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐	1.6 Amy B. Lane 1.7 Carol Meyrowitz 1.8 John F. O’Brien 1.9 Willow B. Shire	☐ ☐ ☐ ☐	☐ ☐ ☐ ☐	☐ ☐ ☐ ☐	The Board of Directors recommends a vote FOR Proposal 2.	FOR	AGAINST	ABSTAIN
								2. Ratification of appointment of PricewaterhouseCoopers LLP	☐	☐	☐
								The Board of Directors recommends a vote FOR Proposal 3.	FOR	AGAINST	ABSTAIN
								3. To approve, on an advisory basis, the overall compensation of TJX’s named executive officers.	☐	☐	☐

The Board of Directors recommends a vote of 1 YR on Proposal 4.

									1 YR	2 YRS	3 YRS	ABSTAIN
								4. To recommend, on an advisory basis, the frequency of advisory votes on executive compensation.	☐	☐	☐	☐

Mark Here for Address Change or Comments SEE REVERSE	☐
Please sign exactly as your name(s) appear(s) on the books of the Company. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and when more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

Signature	Signature	Date

You can now access your The TJX Companies, Inc. account online.
Access your The TJX Companies, Inc. account online via Investor ServiceDirect® (ISD).
BNY Mellon Shareowner Services, the transfer agent for The TJX Companies, Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
Visit us on the web at www.bnymellon.com/shareowner/equityaccess
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time
For all other inquiries call
Investor ServiceDirect®
Available 24 hours per day, 7 days per week
TOLL FREE NUMBER: 1-866-606-8365

THE TJX COMPANIES, INC.
Please take note of the important information enclosed with this proxy card. Your vote counts and you are strongly encouraged to exercise your right to vote your shares.
Please vote on the Internet or by telephone or by mail prior to the Annual Meeting of Stockholders to be held on June 14, 2011.
Thank you in advance for your prompt consideration of these matters.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.
Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. You can view the Annual Report and Proxy Statement on the Internet at: http://bnymellon.mobular.net/bnymellon/tjx
▼ FOLD AND DETACH HERE ▼

THE TJX COMPANIES, INC.
ANNUAL MEETING OF STOCKHOLDERS — JUNE 14, 2011
     The stockholder(s) whose signature(s) appear(s) on the reverse side of this Proxy Card hereby appoint(s) CAROL MEYROWITZ, JEFFREY G. NAYLOR and MARY B. REYNOLDS, or any of them, each with full power of substitution, as proxies, to vote at the Annual Meeting of Stockholders of The TJX Companies, Inc. (the “Company”) to be held at the Company’s corporate office, 770 Cochituate Road, Framingham, Massachusetts on Tuesday, June 14, 2011 at 11:00 a.m., and any adjournment or postponement thereof, all the shares of Common Stock of the Company which the stockholder(s) could vote, if present, in such manner as the proxies may determine on any matters which may properly come before the meeting and to vote as specified on the reverse.
     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL DIRECTOR NOMINEES, FOR PROPOSAL 2, FOR PROPOSAL 3 AND IN FAVOR OF THE ONE-YEAR OPTION FOR PROPOSAL 4. THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT OR POSTPONEMENT. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.
     The Board of Directors recommends a vote FOR the Election of Director nominees, FOR Proposal 2, FOR Proposal 3 and in favor of the one-year option on Proposal 4.

Address Change/Comments
(Mark the corresponding box on the reverse side)

       BNY MELLON SHAREOWNER SERVICES
       P.O. BOX 3550
       SOUTH HACKENSACK, NJ 07606-9250
    (Continued and to be marked, dated and signed, on the other side)
  WO #
98879

PRINT AUTHORIZATION
To commence printing on this proxy card please sign, date and fax this card to: 201-369-9711
SIGNATURE:________________________________________ DATE:______________
(THIS BOXED AREA DOES NOT PRINT)